EXHIBIT 4A

[EXECUTION COPY]

$40,000,000.00

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

October 31, 2007

among

BASSETT FURNITURE INDUSTRIES, INCORPORATED,

The Initial Guarantors Listed Herein,

The Banks Listed Herein

and

BRANCH BANKING AND TRUST COMPANY,

as Agent

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 31, 2007 among BASSETT FURNITURE INDUSTRIES, INCORPORATED, BASSETT FURNITURE INDUSTRIES OF NORTH CAROLINA, INC., THE E.B. MALONE CORPORATION, BASSETT DIRECT STORES, INC., BASSETT DIRECT NC, LLC, BASSETT DIRECT SC, LLC, the BANKS listed on the signature pages hereof and BRANCH BANKING AND TRUST COMPANY, as Agent.

The Borrower, the Guarantors, the Bank and the Agent are parties to the Original Credit Agreement (as defined herein) which provides for the making of loans by the Banks to the Borrower in an aggregate principal amount at any one time outstanding not exceeding $50,000,000.

The parties hereto wish to amend the Original Credit Agreement in certain respects and to restate the Original Credit Agreement, to read in its entirety as set forth below. Accordingly, the parties hereto agree that effective on the Restatement Effective Date (as defined herein), the Original Credit Agreement is amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“Account Debtor” shall mean the person who is obligated on any of the Accounts Receivable Collateral or otherwise is obligated as a purchaser or lessee of any of the Inventory Collateral.

“Accounts Receivable Collateral” shall mean all rights of the Borrower and the Guarantors to payment for goods sold or leased, or to be sold or to be leased, or for services rendered or to be rendered, howsoever evidenced or incurred, including, without limitation, all accounts, instruments, chattel paper and general intangibles, all returned or repossessed goods and all books, records, computer tapes, programs and ledger books arising therefrom or relating thereto, whether now owned or hereafter acquired or arising.

“ACL Agreement” means any credit line sweep services agreement now or hereafter entered into between the Agent and Borrower and all amendments and modifications thereto.

“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or any material part of the assets of such Person or of a line or lines of business conducted by such Person.

“Adjusted Debt” means, for any period, the sum of: (a) Current Debt (excluding the aggregate principal amount of all Advances, Letter of Credit Advances, Licensee Loans, Swing Line Advances and Undrawn Amounts) of the Borrower and its Consolidated Subsidiaries, plus (b) Current

Maturities of Long Term Debt (excluding the aggregate principal amount of all Advances, Letter of Credit Advances, Licensee Loans, Swing Line Advances and Undrawn Amounts) of the Borrower and its Consolidated Subsidiaries.

“Adjusted Monthly Libor Index” has the meaning set forth in Section 2.06(c).

“Advance” shall mean an advance made to the Borrower under this Agreement pursuant to Article II. An Advance is a “Prime Rate Advance” if such Advance is part of a Prime Rate Loan or a “Euro-Dollar Advance” if such Advance is part of a Euro-Dollar Loan.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Branch Banking and Trust Company, in its capacity as agent for the Banks now or hereafter party to this Agreement, and its successors and permitted assigns in such capacity.

“Agent’s Letter Agreement” means that certain letter agreement, dated as of August 24, 2000, between the Borrower and the Agent relating to the structure of the Loan, and certain fees from time to time payable by the Borrower to the Agent, together with all amendments and modifications thereto.

“Aggregate Advances” means the sum of the aggregate outstanding principal amount of Advances plus the aggregate outstanding principal amount of all Letter of Credit Advances, Licensee Loans, Swing Line Advances and Undrawn Amounts.

“Agreement” means this Credit Agreement, together with all amendments and supplements hereto.

“Anniversary Date” means October 25, 2001 and each anniversary of the Closing Date thereafter.

“Annual Maintenance Capital Expenditures” shall mean, with respect to any period of four fiscal quarters the greater of: (1) the actual Capital Expenditures of the Borrower and its Consolidated Subsidiaries during such period for maintenance purposes of existing assets; or (2) fifty percent (50%) of Depreciation and Amortization for such period.

“Applicable Margin” has the meaning set forth in Section 2.06(a).

“Approved Funds” means: (i) the Bassett Asset Fund; and (ii) other investment funds that invest in marketable investment securities publicly traded on a national securities exchange which securities are of a quality consistent with the equity investments made by the Borrower on August 25, 2007.

“Assigned BFD Leases” means any and all leases of “BFD Stores” with respect to which the Borrower or any of its Consolidated Subsidiaries have assigned or sublet its interest as lessee thereunder.

“Assignee” has the meaning set forth in Section 9.07(c).

“Assignment and Acceptance” means an Assignment and Acceptance executed in accordance with Section 9.07(c) in the form attached hereto as Exhibit J.

“Assignment of Claims Acts” shall mean The Assignment of Claims Act of 1940, as may be amended from time to time, and any Federal, State, county or municipal statute, regulation, ordinance, constitution or charter, now or hereafter existing, similar in effect thereto, as determined by the Agent in its sole discretion.

“Authority” has the meaning set forth in Section 8.02.

“Bank” means each bank listed on the signature pages hereof as having a Commitment and the Swing Line Lender, and their respective successors and assigns.

“Bassett Asset Fund” means Bassett Industries Alternative Asset Fund, LP, a Delaware limited partnership.

“Bassett Asset Fund Investment Policy” shall mean the Investment Policy attached hereto as Schedule 5.33 – Investment Policy.

“BB&T” means Branch Banking and Trust Company, and its successors.

“BFD Stores” means existing and future retail furniture stores operating under the “Bassett Furniture Direct” program of the Borrower or the “At Home with Bassett” program of the Borrower, as such programs are in effect on the Closing Date.

“Borrower” means Bassett Furniture Industries, Incorporated, a Virginia corporation, and its successors and permitted assigns.

“Borrowing” means a borrowing hereunder consisting of Advances made to the Borrower at the same time by the Banks pursuant to Article II.

“Borrowing Base” shall mean, based on the most recent Borrowing Base Certification Report which as of the date of a determination of the Borrowing Base has been received by the Agent, an amount equal to: (A) Adjusted Debt, as of the date of determination, subtracted from (B) the sum of (i) an amount equal to 75% (or such lesser percentage as shall be mutually agreed upon by the Agent and Borrower from time to time) of the face dollar amount of Eligible Accounts as at the date of determination; and (ii) an amount equal to: (a) 5% of the LIFO Reserve, as of the date of the determination of the Borrowing Base, subtracted from (b) 40% (or such lesser percentage as shall be mutually agreed upon by the Agent and Borrower from time to time) of the dollar amount of the Eligible Inventory, valued at the lower of its cost or market value (as determined by the Agent in its sole discretion), as at the date of determination. The Agent shall also be entitled to hold and subtract any reserve against the Borrowing Base it deems necessary as security for payment of the Notes, the obligations of the Guarantors under Article X of this Agreement, and the obligations of the Borrower under the Letter of Credit Agreements and the Licensee Loan Guarantees.

“Borrowing Base Certification Report” means a report in the form attached hereto as Exhibit E, and otherwise satisfactory to the Agent, certified by the chief financial officer or other authorized officer of the Borrower and the Guarantors regarding the Inventory Collateral and the Accounts Receivable Collateral of the Borrower and the Eligible Guarantors.

“Capital Expenditures” means for any period the sum of all capital expenditures incurred during such period by the Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Capital Stock” means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than 90 days from the date of acquisition; (ii) time deposits, certificates of deposit and banker’s acceptances of any domestic commercial bank having capital and surplus in excess of $200,000,000 having maturities of not more than 90 days from the date of acquisition; (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) and entered into with any bank meeting the qualifications thereof, the highest credit rating obtainable from Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. and maturing within ninety days after the date of acquisition; and (v) money market funds which invest at least 90% of their assets in the types of securities or instruments described in clauses (i), (ii), (iii) and (iv) above.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

“Change of Law” shall have the meaning set forth in Section 8.02.

“Closing Certificate” has the meaning set forth in Section 3.01(e).

“Closing Date” means October 25, 2000.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Collateral Documents” means, collectively, the Pledge Agreement and the Security Agreement.

“Collateral Locations” shall mean the Executive Offices and those additional locations set forth and described on Schedule 5.25 - Collateral Locations, under the heading “Collateral Locations.”

“Collateral Reserve Account” shall mean a non-interest bearing, demand deposit account which the Borrower and Guarantors may be required to open and maintain with the Agent for the benefit of the Secured Parties pursuant to the requirements of Section 2.14.

“Committed Contingent BFD Liabilities” shall mean at any date any and all written commitments or other agreements pursuant to which the Borrower or any Consolidated Subsidiary has agreed to: (i) Guaranty any indebtedness, liabilities or obligations of any Person as lessee under a lease of a “BFD Store”; or (ii) assign or sublet its interest as lessee under a lease of a BFD Store; provided, however, Committed Contingent BFD Liabilities shall expressly exclude obligations arising under any such written commitment or other agreement under which the Borrower and any Consolidated Subsidiary that is a party thereto has the unilateral: (1) and unqualified right to terminate such written commitment or other agreement at any time; or (2) right to terminate such written commitment or other agreement in the event that the guaranty contemplated thereby will result in a Default or Event of Default under this Agreement.

“Commitment” means, with respect to each Bank, (i) the amount set forth opposite the name of such Bank on the signature pages hereof, or (ii) as to any Bank which enters into an Assignment and Acceptance (whether as transferor Bank or as Assignee thereunder), the amount of such Bank’s Commitment after giving effect to such Assignment and Acceptance, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.

“Compliance Certificate” has the meaning set forth in Section 5.01(d).

“Consolidated Net Income” means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary gains; (ii) extraordinary non-cash losses and (iii) any equity interests of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary of the Borrower.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated and consolidating financial statements as of such date.

“Consolidated Tangible Net Worth” means, at any time, Stockholders’ Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP,

(A) Any surplus resulting from any write-up of assets (other than Approved Funds) subsequent to November 25, 2006;

(B) All assets which would be treated as intangibles under generally accepted accounting principles, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense;

(C) To the extent not included in (B) of this definition, any amount at which shares of capital stock of the Borrower appear as an asset on the balance sheet of the Borrower and its Consolidated Subsidiaries;

(D) Loans or advances to stockholders, directors, officers or employees; and

(E) To the extent not included in (B) of this definition, deferred expenses.

“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

“Consolidated Total Capitalization” means, at any time, the sum of (A) the amount equal to: (i) Stockholders’ Equity, less (ii) the aggregate outstanding amount of Non-Qualified Investments, plus (B) Consolidated Total Debt, provided, that for purposes of this definition only, in determining Consolidated Total Debt, clauses (viii), (x) (but only to the extent clause (x) includes Debt that is not a Contingent BFD Liability) and (xi) of the definition of Debt contained in this Agreement shall be disregarded.

“Consolidated Total Debt” means at any date, without duplication, the sum of: (1) all Debt of the Borrower and its Consolidated Subsidiaries, (2) all obligations (absolute or contingent) of the Borrower and its Consolidated Subsidiaries to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, and (3) all Contingent BFD Liabilities, all as determined in accordance with GAAP.

“Contingent BFD Liabilities” shall mean at any date, without duplication: (i) all indebtedness, liabilities and obligations of any Person in connection with or arising from the acquisition, development, construction or ownership of a “BFD Store” Guaranteed by the Borrower or any of its Consolidated Subsidiaries (or with respect to which the Borrower or any Consolidated Subsidiary has provided a written commitment or agreement to issue such a Guaranty); (ii) all indebtedness, liabilities and obligations of any Person in connection with or arising from a loan Guaranteed by the Borrower or any of its Consolidated Subsidiaries (or with respect to which the Borrower or any Consolidated Subsidiary has provided a written commitment or agreement to issue such a Guaranty), including, without limitation, Licensee Loans; (iii) the Applicable Percentage of all payments that the Borrower or any Consolidated Subsidiary is obligated to make under an Assigned BFD Lease (without giving effect to any assignment or sublease); and (iv) the Applicable Percentage of all payments that any Person (including without limitation a Consolidated Subsidiary of the Borrower), as lessee under a Guaranteed BFD Lease is obligated to make under such Guaranteed BFD Lease; provided, however: (A) if a guaranty issued by the Borrower or Consolidated Subsidiary in connection with a Guaranteed BFD Lease is applicable only during a specified period of time, the amount included in this subitem (iv) of the definition of Contingent BFD Liabilities shall be: (1) limited to the Applicable Percentage of all payments scheduled to be made by any Person as lessee under a Guaranteed BFD Lease during the period during which such guaranty by the Borrower or Consolidated Subsidiary, as the case may be, is effective; and (2) shall be included in the determination of Contingent BFD Liabilities only during the portion of the lease term that such guaranty by the Borrower or Consolidated Subsidiary, as the case may be, is effective; and (B) if the Borrower or Consolidated Subsidiary is primarily liable under a Guaranteed BFD Lease as a tenant or lessee, the amount included in subitem (iv) of the definition of Contingent BFD Liabilities shall include the Applicable Percentage of all payments scheduled to be made by any Person as lessee under such Guaranteed BFD Lease during its term. As used herein, “Applicable Percentage” shall mean 55%.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the value of the capital stock, warrants or options to acquire capital stock of Borrower or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Debt incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, (vi) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition, and (vii) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred. For purposes of determining the Cost of Acquisition for any transaction, (A) the capital stock of the Borrower shall be valued (I) in the case of capital stock that is then designated as a national market system security by the National Association of Securities Dealers, Inc. (“NASDAQ”) or is listed on a national securities exchange, the average of the last reported bid and ask quotations or the last prices reported thereon, and (II) with respect to any other shares of capital stock, as determined by the Board of Directors of the Borrower and, if requested by the Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 5.01(a), (B) the capital stock of any Subsidiary shall be valued as determined by the Board of Directors of such Subsidiary and, if requested by the Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 5.01(a), and (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

“Current Debt” means the aggregate principal amount of Debt which would in accordance with GAAP, be classified as current debt.

“Current Maturities of Long Term Debt” means all payments in respect of Long Term Debt (excluding any such amounts included within Current Debt) that are required to be made within one year from the date of determination, whether or not the Obligation to make such payments would constitute a current liability of the obligor under GAAP.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, (x) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any); and (xi) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Default Rate” means, with respect to the Loan or any Swing Line Advance, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to the Loan or any Swing Line Advance hereunder (irrespective of whether any such type of Loan is actually outstanding hereunder).

“Defaulted Contingent BFD Liability” means: (1) a default, event of default or failure to perform any covenant or obligation has occurred and continues beyond any applicable cure period under: (a) any indebtedness, liability or obligation with respect to which the Borrower or any Consolidated Subsidiary has executed a guaranty creating a Contingent BFD Liability; or (b) an Assigned BFD Lease; or (2) the Borrower or any Consolidated Subsidiary has made a payment or performed an obligation under: (a) the guaranty provided by such Person in connection with any such Contingent BFD Liability; or (b) an Assigned BFD Lease (unless such payment was made in the ordinary course of business and was immediately reimbursed by the assignee or subtenant of the Assigned BFD Lease).

“Depreciation and Amortization” means for any period an amount equal to the sum of all depreciation and amortization expenses of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

“Dividends” means for any period the sum of all dividends paid or declared during such period in respect of any Capital Stock and Redeemable Preferred Stock (other than dividends paid or payable in the form of additional Capital Stock).

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in North Carolina are authorized or required by law to close.

“Domestic Subsidiary” means any Subsidiary which is organized under the laws of any state or territory of the United States of America.

“Eligible Accounts” means those Receivables of the Borrower and the Eligible Guarantors included in the Accounts Receivable Collateral, each of which meets the following requirements: (i) such Receivable arose in the ordinary course of such Borrower’s or Eligible Guarantor’s business; (ii) the right to payment is actually owing to a Borrower or Eligible Guarantor by such Borrower’s or Eligible Guarantor’s Account Debtors and has been fully earned by completed performance and, if goods are involved, the goods have been shipped by such Borrower or Eligible Guarantor, as the case may be; (iii) the Receivable includes only that portion thereof not subject to any offset, defense, counterclaim, credit, allowance or adjustment; (iv) such Borrower’s or Eligible Guarantor’s, as the case may be, title to such Receivable is absolute and is subject to no prior assignment, claim, lien or security interest; (v) the full amount reflected on such Borrower’s or Eligible Guarantor’s, as the case may be, books and on any invoice or statement delivered to the Agent related to such Receivable is owing to such Borrower or Eligible Guarantor, as the case may be, and no partial payment has been made thereon; (vi) (1) such Receivable is due and payable not more than 60 days from the original invoice date; (2) no more than 60 days have elapsed from the due date; and (3) the Receivable is otherwise consistent with the terms offered by the Borrower and the Eligible Guarantors to their respective customers on the Closing Date; provided, however, this subitem (vi) shall not exclude a Receivable from constituting an Eligible Account if such Receivable (an “Opening Order Receivable”) is existing on the Closing Date and: (1) the Receivable represents the Account Debtor’s initial purchase of inventory for a new retail store; (2) the Receivable is payable in equal monthly installments, and in full within 15 months from the invoice date; (3) no such monthly installment applicable to such Receivable is more than 1 day past due; (4) the amount of such Receivable is less than $600,000; (5) the aggregate amount of all Opening Order Receivables included within the total Eligible Accounts does not exceed $4,000,000 (but only Opening Order Receivables in excess of such amount shall be excluded); and (6) each of the other requirements of an Eligible Account is satisfied; (vii) such Receivable did not arise out of a contract or purchase order containing provisions prohibiting assignment thereof or the creation of a security interest therein, and such Borrower or Eligible Guarantor, as the case may be, has received no note, trade acceptance, draft or other instrument with respect to such Receivable or in payment thereof; (viii) such Borrower or Eligible Guarantor, as the case may be, has received no notice of the death of the Account Debtor or of the dissolution, termination of existence, insolvency, bankruptcy, appointment of receiver for any part of the property of, or assignment for the benefit of creditors made by, the Account Debtor; (ix) such Receivable is not payable by an Account Debtor affiliated with any Borrower or any Guarantor or with any shareholder, director, or officer of a Borrower or Guarantor, as determined by the Agent in its sole discretion (for purposes of clarification and not in limitation of the foregoing, Receivables payable by LRG Furniture, LLC shall not constitute Eligible Accounts as a result of this subitem (ix)); (x) such Receivable is not payable by any Account Debtor located outside the United States, unless such Receivable is payable in the full amount of the face value of such Receivable in United States dollars and is supported by an irrevocable letter of credit in form and substance acceptable to the Agent, in its sole discretion, and issued by a bank satisfactory to the Agent, in its sole discretion (and, if requested by the Agent, such letter of credit or the proceeds thereof, as the Agent in its sole discretion, shall require, have been assigned to the Agent); (xi) such Receivable is not payable by the United States of America or any political subdivision or agency thereof, unless the Agent, Banks, the Borrower and the Eligible Guarantors have complied with the Assignment of Claims Act with respect to such Receivable (including, without limitation, the execution and delivery of a notice of assignment); (xii) the Account Debtor for such Receivable is not located in the State of New Jersey unless the Borrower or Eligible Guarantors, as the case may be, have filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year; (xiii) such Receivable is not payable by any Account Debtor having 50% or more in face value of its then existing accounts with the Borrower or Eligible Guarantors ineligible hereunder; (xiv) such Receivable is not payable by any Account Debtor whose total accounts, in face amount, with the Borrower and Eligible Guarantors exceed 15% or more of the total aggregate amount of the Eligible Receivables, but only to the extent of such excess; and (xv) the Receivable has not otherwise been excluded by the Agent, which it reserves the right to do in its sole discretion. No presumption shall exist that a Receivable once classified by the Agent as an “Eligible Receivable” shall continue to be so classified. In no event shall (1) an Opening Order Receivable created or arising after the Closing Date be included within the Eligible Accounts; and (2) a Receivable be included within the Eligible Accounts if such Receivable is not in accordance with the policy of the Borrower and Eligible Guarantors in existence on the Closing Date as to the extension of 30, 45 and 60 day terms to specified types of customers unless any such change to such policy is approved in writing by the Required Banks.

“Eligible Guarantor” means Bassett Furniture Industries of North Carolina, Inc. and The E.B. Malone Corporation.

“Eligible Inventory” means that portion of the Inventory Collateral consisting of raw material or finished goods (excluding any and all work in process) in the possession and control of a Borrower or an Eligible Guarantor which meets the following requirements: (i) such Inventory Collateral is in good and saleable condition, is not obsolete and is subject to internal control and management procedures conducted by a Borrower or an Eligible Guarantor, as the case may be, and satisfactory to the Agent in its sole discretion; (ii) such Inventory Collateral meets all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such Inventory Collateral, its use and/or sale; (iii) such Inventory Collateral has not been consigned to any Person; (iv) such Inventory Collateral is subject to the Agent’s perfected security interest and to no other liens or security interests and is located at the Collateral Locations; (v) such Inventory Collateral does not bear, incorporate or is otherwise subject to any trademark, patent or copyright which is not owned by the Borrower or Eligible Guarantor, unless such trademark, patent or copyright is licensed to the Borrower or Eligible Guarantor on terms and conditions satisfactory to the Agent; and (vi) no warehouse receipt has been issued with respect to such Inventory Collateral unless the warehouseman issuing such warehouse receipt is satisfactory to the Agent in its sole discretion, the Agent has received and reviewed such warehouse receipt, and such warehouse receipt has been transferred or assigned to the Agent in a manner satisfactory to the Agent. No presumption shall exist that Inventory Collateral once classified by the Agent as “Eligible Inventory” shall continue to be so classified.

“Eligible Investment Securities” shall mean: (1) marketable investment securities publicly traded on a national securities exchange and described on Schedule 4.22-A; and (2) debt instruments described in Sections 5.13(i) through (iv) inclusive.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of a Loan Party or any Subsidiary of a Loan Party required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to a Loan Party, any Subsidiary of a Loan Party or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Euro-Dollar Business Day” means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

“Euro-Dollar Loan” means the Loan during Interest Periods when the Loan bears or is to bear interest at a rate based upon the London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.06.

“Event of Default” has the meaning set forth in Section 6.01.

“Executive Offices” shall mean with respect to a Borrower or an Eligible Guarantor, the address and location corresponding to such Borrower’s or Eligible Guarantor’s name set forth on Schedule 5.25 - Collateral Locations under the heading “Executive Offices.”

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to BB&T on such day on such transactions as determined by the Agent.

“Financing” shall mean (i) any transaction or series of transactions for the incurrence by a Loan Party of any Debt or for the establishment of a commitment to make advances which would constitute Debt of a Loan Party, which Debt is not by its terms subordinate and junior to other Debt of a Loan Party, (ii) an obligation incurred in a transaction or series of transactions in which assets of a Loan Party are sold and leased back, or (iii) a sale of accounts or other receivables or any interest therein, other than a sale or transfer of accounts or receivables attendant to a sale permitted hereunder of an operating division.

“Fiscal Month” means any fiscal month of the Borrower.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed BFD Leases” means any and all leases of “BFD Stores” with respect to which the Borrower or any of its Consolidated Subsidiaries: (i) have Guaranteed the indebtedness, liabilities or obligations of any Person (including, without limitation, a Consolidated Subsidiary of the Borrower) as tenant or lessee thereunder; and/or (ii) are primarily liable under such lease as a tenant or lessee.

“Guaranteed Obligations” means any and all liabilities, indebtedness and obligations of any and every kind and nature, heretofore, now or hereafter owing, arising, due or payable from the Borrower to the Banks (including, without limitation, the Swing Line Lender and the Licensee Lender), the Issuing Banks, the Agent or any of them, arising under or evidenced by this Agreement, the Notes, the Letter of Credit Agreements, the Licensee Loan Guaranties, the Collateral Documents or any other Loan Document.

“Guarantors” shall mean collectively: (a) the Initial Guarantors; and (b) all Material Domestic Subsidiaries acquired, formed or otherwise in existence after the Closing Date.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its

implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Hedge Agreement” means that certain ISDA Master Agreement dated as of August 6, 2004, by and between the Borrower and the Hedge Bank, together with all schedules thereto, as amended from time to time, and all confirmations entered into, as amended, from time to time.

“Hedge Bank” means Branch Banking and Trust Company, in its capacity as a party to the Hedge Agreement.

“IHFC” means International Home Furnishings Center Inc., a North Carolina corporation.

“Initial Guarantors” shall mean collectively (i) Bassett Furniture Industries of North Carolina, Inc., a North Carolina corporation, (ii) The E.B. Malone Corporation, a Delaware corporation, (iii) Bassett Direct Stores, Inc., a Virginia corporation, (iv) Bassett Direct NC, LLC, a Virginia limited liability company, and (v) Bassett Direct SC, LLC, a Virginia limited liability company.

“Interest Payment Date” shall mean the first day of each month.

“Interest Period” means a calendar month; provided that the last Interest Period under this Agreement shall end on the Termination Date.

“Inventory Collateral” shall mean all inventory of the Borrower and Guarantors, or in which the Borrower or Guarantor has rights, whether now owned or hereafter acquired, wherever located, including, without limitation, all goods of the Borrower and Guarantors held for sale or lease or furnished or to be furnished under contracts of service, all goods held for display or demonstration, goods on lease or consignment, returned and repossessed goods, all raw materials, work-in-process, finished goods and supplies used or consumed in the business of the Borrower or any Guarantor, together with all documents, documents of title, dock warrants, dock receipts, warehouse receipts, intellectual property, bills of lading or orders for the delivery of all, or any portion, of the foregoing.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

“Issuing Bank” shall mean Branch Banking and Trust Company and its successors and assigns.

“Lending Office” means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower and the Agent.

“Letter of Credit” means the letters of credit issued by an Issuing Bank pursuant to Section 2.03(a) and “Letter of Credit” means any one of such Letters of Credit, as any of such letters of credit may be extended, renewed, replaced or amended from time to time.

“Letter of Credit Advance” means an advance made by an Issuing Bank pursuant to Section 2.03(c).

“Letter of Credit Agreement” means any agreement entered into by the Borrower and an Issuing Bank pursuant to which a Letter of Credit is issued, as amended, modified or restated from time to time.

“Letter of Credit Commitment” means, with respect to each Bank, (i) the amount designated as the Letter of Credit Commitment set forth opposite the name of such Bank on the signature pages hereof, or (ii) as to any Bank which enters into an Assignment and Acceptance (whether as transferor Bank or as Assignee thereunder), the amount of such Bank’s Letter of Credit Commitment after giving effect to such Assignment and Acceptance, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.

“Licensee Borrower” means a person that operates an existing or future retail furniture store under the “Bassett Furniture Direct” program of the Borrower or the “@ Home with Bassett” program of the Borrower, as such programs are in effect on the Closing Date.

“Licensee Lender” means Branch Banking and Trust Company, its successors and assigns.

“Licensee Loan” shall mean a loan made by the Licensee Lender pursuant to Section 2.16 hereof.

“Licensee Loan Guaranty” means the Guaranty Agreement executed by the Borrower substantially in the form of Exhibit O hereto, evidencing the obligation of the Borrower to guarantee the Licensee Loan referenced therein, together with all amendments, consolidations, modifications, renewals and supplements thereto. “Licensee Loan Guarantees” means collectively each Licensee Loan Guaranty executed by the Borrower and delivered to the Licensee Lender.

“Licensee Loan Documents” shall mean a loan agreement, if any, pursuant to which a Licensee Loan is made by the Licensee Lender, a promissory note and any and all other documents evidencing, relating to or securing a Licensee Loan and any other document or instrument delivered from time to time in connection with the Licensee Loan, as such documents and instruments may be amended or supplemented from time to time.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“LIFO Reserve” means, at any time, the LIFO reserve of the Borrower and its Consolidated Subsidiaries, as set forth on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP.

Liquidity Borrowing Base” shall mean, based on the most recent Liquidity Borrowing Base Certification Report which as of the date of a determination has been received by the Agent, the sum of: (1) an amount equal to seventy-five percent (75%) (or such lesser percentage as shall be mutually agreed upon by the Agent and Borrower from time to time) of the fair market value of Eligible Investment Securities, and (2) an amount equal to seventy-five percent (75%) (or such lesser percentage as shall be agreed upon by the Agent and Borrower from time to time) of the fair market value (determined in a manner consistent with the practices of the Bassett Asset Fund on November 27, 1999) of the Borrower’s ownership interest in the cash and investments owned by the Bassett Asset Fund.

“Liquidity Borrowing Base Certification Report” shall mean a report in the form attached hereto as Exhibit L, and otherwise satisfactory to the Agent, certified by the chief financial officer or other authorized officer of the Borrower and the Guarantors.

“Loan” means the aggregate outstanding Advances made by the Banks to the Borrower under this Agreement. The Loan (excluding Swing Line Advances) shall at all times be a Euro-Dollar Loan, unless such Loan is to be a Prime Rate Loan pursuant to Article VIII herein.

“Loan Documents” means this Agreement, the Notes, the Licensee Loan Documents, the Licensee Loan Guaranty, the Collateral Documents, the Letter of Credit Agreements, the Letters of Credit, any other document evidencing, relating to or securing the Loan, the Swing Line Advances or the Letters of Credit, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes, the Letter of Credit Agreements, the Swing Line Advances, the Licensee Loan Documents, the Licensee Loan Guaranty, the Letters of Credit, the Collateral Documents or the Loan, as such documents and instruments may be amended or supplemented from to time; provided, however, in connection with Articles IV and V of this Agreement, the term “Loan Documents” shall not include the Licensee Loan Documents executed by the Licensee Borrower or any Person other than the Borrower or any Guarantor.

“Loan Parties” means collectively the Borrower and each Guarantor that is now or hereafter a party to any of the Loan Documents.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06(c).

“Long Term Debt” means the aggregate principal amount of Debt for Money Borrowed which would in accordance with GAAP, be classified as long term debt.

“Margin Stock” means “margin stock” as defined in Regulations T, V or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Marketable Investments” mean those Investments of the Loan Parties which, without duplication, (i) are permitted by the provisions of Section 5.13(i), (ii), (iii), (iv) or (vii) and are liquid – that is easily marketable and convertible to cash in the reasonable judgment of the Agent, or (ii) are cash.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other related event or events, act or acts, condition or conditions, occurrence or occurrences, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or the Banks under the Loan Documents, or the ability of the Borrower or any other Loan Party to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Material Subsidiary” means collectively each Domestic Subsidiary that is a member of the Material Subsidiary Group. As used herein, “Material Subsidiary Group” as at any date means one or more Domestic Subsidiaries (determined in accordance with this definition) which account for (or in the case of a recently formed or acquired Domestic Subsidiary would so account for on a pro forma historical basis), when combined with the Borrower, at least (A) 90% of Consolidated Total Assets as measured as at the end of the then most recently ended Fiscal Year or (B) 90% of Consolidated Net Income (before taxes) for either of the two most recently ended Fiscal Years. A Domestic Subsidiary shall be a “Material Subsidiary” if such Domestic Subsidiary is included in any of the following groups: (1) the Domestic Subsidiaries (determined in accordance with the terms of the following sentence) accounting for the Consolidated Total Assets measured under part (A) of the preceding sentence, but not the Consolidated Net Income measured under part (B) of the preceding sentence; or (2) the Domestic Subsidiaries (determined in accordance with the terms of the following sentence) accounting for the Consolidated Net Income measured under part (B) of the preceding sentence, but not the Consolidated Total Assets measured under part (A) of the preceding sentence; or (3) the Domestic Subsidiaries (determined in accordance with the terms of the following sentence) accounting for the Consolidated Net Income measured under part (B) of the preceding sentence and the Consolidated Total Assets measured under part (A) of the preceding sentence. The determination of the Domestic Subsidiaries comprising the Material Subsidiary Group as of any date shall be made on the basis of a group (selected by the Borrower) consisting of the smallest number of Domestic Subsidiaries necessary to satisfy groups (1), (2) or (3), as the case may be, above.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Proceeds of Capital Stock/Conversion of Debt” means any and all proceeds (whether cash or non-cash) or other consideration received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock (including, without limitation, the aggregate amount of any and all Debt converted into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

“Non-Qualified Investments” means: (1) Investments of any Loan Party or Subsidiary of any Loan Party existing on August 25, 2007 and identified on Schedule 4.22-A as a Non-Qualified Investment; (2) Investments by any Loan Party or Subsidiary of any Loan Party permitted by Section 5.13(viii); (3) loans or advances made by a Loan Party or Subsidiary of a Loan Party to any Person permitted by Section 5.12(v); and (4) all obligations and indebtedness of every kind at any time owing by an Affiliate of any Loan Party or Subsidiary of any Loan Party to any Loan Party or Subsidiary of any Loan Party and including (without limitation) all accounts and accounts receivable provided that subitem (4) of this definition of Non-Qualified Investments shall not include an account or account receivable owing by an Affiliate of any Loan Party or Subsidiary of any Loan Party arising in the ordinary course of business which is less than sixty (60) days past due and less than one hundred twenty (120) days have elapsed since the invoice date of such account or account receivable.

“Notes” means the Swing Line Note and the promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Advances, together with all amendments, consolidations, modifications, renewals and supplements thereto and “Note” means any one of such Notes.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Obligations” means the collective reference to all indebtedness, obligations and liabilities to the Agent, the Issuing Banks, the Licensee Lender, the Swing Line Lender and the Banks, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Loan Parties under this Agreement, the Letter of Credit Agreement, the Licensee Loan Guarantees or any other Loan Document.

“Officer’s Certificate” has the meaning set forth in Section 3.01(f).

“Operating Profits” means, as applied to any Person for any period, the operating income of such Person for such period, as determined in accordance with GAAP.

“Original Credit Agreement” means that certain Credit Agreement, dated as of October 25, 2000, between the Borrower, the Guarantors, Branch Banking and Trust Company of Virginia, as a Bank, and Branch Banking and Trust Company, as Agent, as modified by that certain First Amendment to Credit Agreement, dated October 5, 2001, as amended and restated by that certain Amended and Restated Credit Agreement between the Borrower, the Guarantors, Branch Banking and Trust Company of Virginia, as a Bank, and Branch Banking and Trust Company, as Agent, as amended and restated by that certain Second Amended and Restated Credit Agreement between the Borrower, the Guarantors, Branch Banking and Trust Company of Virginia, as a Bank, and Branch Banking and Trust Company, as Agent, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated November 21, 2005. This Agreement amends, restates and replaces the Original Credit Agreement.

“Participant” has the meaning set forth in Section 9.07(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Pledge Agreement” means that certain Pledge Agreement, executed by the Pledgors for the benefit of the Agent, as agent for the Secured Parties, in accordance with Section 5.29.

“Pledgors” means the pledgor(s) under the Pledge Agreement, either collectively or individually, as the context shall require.

“Prime Rate” refers to that interest rate so denominated and set by BB&T from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by BB&T. BB&T lends at interest rates above and below the Prime Rate.

“Prime Rate Loan” means: (1) the Loan during Interest Periods when the Loan bears or is to bear interest at a rate based upon the Prime Rate; and (2) the Swing Line Advances.

“Properties” means all real property owned, leased or otherwise used or occupied by a Loan Party or any Subsidiary of a Loan Party, wherever located.

“Pro Rata Share” of any amount means, with respect to any Bank at any time, the product of such amount times a fraction the numerator of which is the amount of such Bank’s Commitment at such time and the denominator of which is the aggregate amount of the Commitments of all of the Banks at such time.

“Quarterly Payment Date” means March 31, June 30, September 30 and December 31 of each year.

“Receivables” shall have the meaning assigned to the term “Accounts” in the Security Agreement.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Required Banks” means at any time Banks having at least 66 2/3% of the aggregate amount of the Commitments or, if the Commitments are no longer in effect, Banks holding at least 66 2/3% of the aggregate outstanding principal amount of the Notes, Letter of Credit Advances, Licensee Loans and Undrawn Amounts.

“Restatement Effective Date” shall have the meaning provided in Section 3.01.

“Restricted Payment” means (i) any dividend or other distribution on any shares of the Borrower’s capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower’s capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (b) any option, warrant or other right to acquire shares of the Borrower’s capital stock.

“Secured Parties” shall have the meaning set forth in the Security Agreement.

“Security Agreement” means that certain Third Amended and Restated General Security Agreement dated of even date herewith, by and between the Borrower and Guarantors for the benefit of the Agent, as agent for the Secured Parties.

“Stockholders’ Equity” means, at any time, the shareholders’ equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders’ equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Swing Line Advance” means an advance made by the Swing Line Lender pursuant to Section 2.15 hereof.

“Swing Line Lender” means Branch Banking and Trust Company, its successors and assigns.

“Swing Line Note” means the promissory note of the Borrower, substantially in the form of Exhibit M hereto, evidencing the obligation of the Borrower to repay the Swing Line Advance, together with all amendments, consolidations, modifications, renewals and supplements thereto.

“Taxes” has the meaning set forth in Section 2.12(c).

“Termination Date” means November 30, 2009.

“Test Assets” means as of any date, the sum of: (1) cash and cash equivalents of the Borrower and Consolidated Subsidiaries on such date in excess of $5,000,000, plus (2) the Liquidity Borrowing Base.

“Test Debt” shall mean the sum of: (1) the aggregate outstanding principal amount of all Advances, Letter of Credit Advances, Swing Line Advances and Undrawn Amounts; plus (2) Adjusted Debt; plus (3) fifty percent of all Contingent BFD Liabilities (including, without limitation, Licensee Loans).

“Third Parties” means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower’s business and on a temporary basis.

“Total Unused Commitments” means at any date, an amount equal to: (A) the aggregate amount of the Commitments of all of the Banks at such time, less (B) the sum of: (i) the aggregate outstanding principal amount of the Advances of all of the Banks at such time; (ii) the aggregate outstanding principal amount of all Letter of Credit Advances; (iii) the aggregate outstanding principal amount of all Swing Line Advances; (iv) the aggregate outstanding principal amount of all Licensee Loans; and (v) the aggregate Undrawn Amounts.

“Transferee” has the meaning set forth in Section 9.07(d).

“UCC Recording Offices” means those certain locations and recording offices set forth on Schedule 5.25 - Collateral Locations, under the heading “UCC Recording Offices”.

“Undrawn Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time and “Undrawn Amounts” means, at any time, the sum of all Undrawn Amounts at such time.

“Unused Commitment” means at any date, with respect to any Bank, an amount equal to its Commitment less the sum of: (i) the aggregate outstanding principal amount of its Advances; (ii) such Bank’s Pro Rata Share of the aggregate outstanding principal amount of all Letter of Credit Advances; (iii) such Bank’s Pro Rata Share of the aggregate outstanding principal amount of all Swing Line Advances; (iv) such Bank’s Pro Rata Share of the Licensee Loans; and (v) such Bank’s Pro Rata Share of the Undrawn Amounts.

“Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks, unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

SECTION 1.03. Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

SECTION 1.04. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 1.05. References. Unless otherwise indicated, references in this Agreement to “Articles”, “Exhibits”, “Schedules”, and “Sections” are references to articles, exhibits, schedules and sections hereof.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments to Make Advances. Each Bank severally agrees, on the terms and conditions set forth herein, to make Advances to the Borrower from time to time before the Termination Date; provided that, immediately after each such Advance is made, the aggregate outstanding principal amount of Advances by such Bank together with such Bank’s Pro Rata Share of the aggregate outstanding principal amount of all Letter of Credit Advances, Licensee Loans, Swing Line Advances and Undrawn Amounts shall not exceed the amount of its Commitment, provided further that the aggregate principal amount of all Advances, together with the aggregate principal amount of all Letter of Credit Advances, Swing Line Advances, Licensee Loans and Undrawn Amounts, shall not exceed the lesser of: (a) the aggregate amount of the Commitments of all of the Banks at such time, and (b) the Borrowing Base. Except as otherwise provided in an ACL Agreement, each Borrowing under this Section shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $500,000 (except that any such Borrowing may be in the aggregate amount of the Unused Commitments less the amount of any outstanding Swing Line Advances) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Advances and reborrow under this Section at any time before the Termination Date.

SECTION 2.02. Method of Borrowing Advances. (a) Except as otherwise provided in an ACL Agreement and Section 2.15 in the case of Swing Line Advances, the Borrower shall give the Agent notice in the form attached hereto as Exhibit B (a “Notice of Borrowing”) prior to 11:00 A.M. (Winston-Salem, North Carolina time) on the Domestic Business Day of each Borrowing, specifying:

(i) the date of such Borrowing; and

(ii) the aggregate amount of such Borrowing.

(b) Except as provided in Section 2.02(d) of this Agreement, upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(c) Except as provided in Section 2.02(d) of this Agreement, not later than 1:00 P.M. (Winston-Salem, North Carolina time) on the date of each Borrowing, each Bank shall (except as provided in subsection (d) of this Section) make available its ratable share of such Borrowing, in Federal or other funds immediately available in Winston-Salem, North Carolina, to the Agent at its address referred to in or specified pursuant to Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent’s aforesaid address. Unless the Agent receives notice from a Bank, at the Agent’s address referred to in Section 9.01, no later than 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Borrowing stating that such Bank will not make an Advance in connection with such Borrowing, the Agent shall be entitled to assume that such Bank will make an Advance in connection with such Borrowing and, in reliance on such assumption, the

Agent may (but shall not be obligated to) make available such Bank’s ratable share of such Borrowing to the Borrower for the account of such Bank. If the Agent makes such Bank’s ratable share available to the Borrower and such Bank does not in fact make its ratable share of such Borrowing available on such date, the Agent shall be entitled to recover such Bank’s ratable share from such Bank or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower maintained with the Agent), together with interest thereon for each day during the period from the date of such Borrowing until such sum shall be paid in full at a rate per annum equal to the rate set forth in Section 2.06 for each such day during such period, provided that any such payment by the Borrower of such Bank’s ratable share and interest thereon shall be without prejudice to any rights that the Borrower may have against such Bank. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Advance included in such Borrowing for purposes of this Agreement.

(d) At the Agent’s option and to facilitate the efficient administration of this Agreement, the Agent shall be entitled to make settlements and adjustments on a weekly basis provided that: (1) all Borrowings, Advances and all payments of principal with respect to such Borrowings and Advances shall be shared by the Banks ratably in proportion to their Commitments and in accordance with this Agreement; and (2) all funds advanced by the Agent under this Agreement and all funds received by the Agent under this Agreement shall be made or received, as the case may be, by the Agent, as agent on behalf of the Banks and shall not constitute separate loans or advances made by the Agent. Unless the Agent receives notice from a Bank, at the Agent’s address referred to in Section 9.01, no later than 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Borrowing stating that such Bank will not make an Advance in connection with such Borrowing, the Agent may assume that each Bank will make an Advance in connection with each Borrowing and, in reliance on such assumption, the Agent may make available such Bank’s ratable share of such Borrowing to the Borrower for the account of such Bank. No later than 11:00 A.M. (Winston-Salem, North Carolina time) on Friday of each week the Agent shall advise each Bank of its ratable share of the Borrowings and payments made or received by the Agent for the period ending on the immediately preceding Wednesday. No later than 2:00 P.M. (Winston-Salem, North Carolina time) on such Friday the Agent and Banks shall effect payments (and credits) so that all Borrowings, Advances and payments with respect to the Borrowings and Letters of Credit are shared by the Banks ratably; provided, however, at any time, upon the request of the Agent, each Bank shall, make its ratable share of any Borrowing available to the Agent on demand but in no event later than one Domestic Business Day following the Agent’s demand; and (2) the Agent shall be entitled to recover such Bank’s ratable share of each Borrowing from such Bank, together with interest thereon for each day during the period from the date of any such demand until such sum shall be paid in full at a rate per annum equal to the rate set forth in Section 2.06. Each Bank’s obligation under this Section 2.02(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or any other Person may have against the Agent requesting such adjustment or payment or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitment; (iii) any adverse change in the condition (financial or otherwise) of the Borrower, any Guarantor or any other Person; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower, any Guarantor or any other Bank; or (v) any other circumstance, happening or event whatsoever whether or not similar to any of the foregoing.

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SECTION 2.03 Letters of Credit.

(a) An Issuing Bank may, from time to time upon request of the Borrower, in its sole discretion issue Letters of Credit for the account of the Borrower, subject to satisfaction of the conditions referenced in Section 3.03.

(b) Each Letter of Credit shall be subject to the provisions of this Agreement and to the provisions set forth in the Letter of Credit Agreement executed by the Borrower in connection with the issuance of such Letter of Credit. The Borrower agrees to promptly perform and comply with the terms and conditions of each Letter of Credit Agreement.

(c) The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement a Letter of Credit Advance in the amount of such draft. Upon written demand by an Issuing Bank, with a copy to the Agent, each Bank shall purchase from such Issuing Bank, and such Issuing Bank shall sell to each Bank, a participation interest in such Letter of Credit Advance equal to such Bank’s Pro Rata Share of such Letter of Credit Advance as of the date of such purchase, by making available to the Agent for the account of such Issuing Bank, in Federal or other funds immediately available an amount equal to such Bank’s Pro Rata Share of the outstanding principal amount of such Letter of Credit Advance. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. The Borrower hereby agrees to each such sale and purchase of participation interests in Letter of Credit Advances outstanding from time to time. Each Bank agrees to purchase its participation interest in an outstanding Letter of Credit Advance on (i) the Domestic Business Day on which demand therefor is made by an Issuing Bank, provided notice of such demand is given not later than 1:00 P.M. (Winston-Salem, North Carolina time) on such Domestic Business Day or (ii) the first Domestic Business Day next succeeding the date of such demand if notice of such demand is given after 1:00 P.M. (Winston-Salem, North Carolina time) on any Domestic Business Day. The Issuing Banks make no representation or warranty and assume no responsibility with respect to any sale and purchase of a participation interest in any Letter of Credit Advance. If and to the extent that any Bank shall not have so made the amount available to the Agent in connection with its purchase of a participation interest in any Letter of Credit Advance, such Bank agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank, until the date such amount is paid to the Agent, at the Federal Funds Rate for the account of such Issuing Bank.

(d) The obligation of each Bank to purchase a participation interest in any Letter of Credit Advance pursuant to Section 2.03(c) shall be unconditional and shall not be affected by the existence of any Default, the failure to satisfy any condition set forth in Section 3.1, 3.2 or 3.3 or the termination of the Commitments (whether by the Borrower pursuant to Section 2.8 or by the Agent pursuant to Section 6.1 or otherwise).

(e) The Issuing Banks shall furnish: (A) to the Agent and each Bank on the tenth Domestic Business Day of each April, July, October and January, a written report summarizing the issuance and expiration dates of Letters of Credit issued during the preceding calendar quarter; and (B) to the Agent and each Bank upon request a written report setting forth the aggregate Undrawn Amounts.

(f) The failure of any Bank to purchase a participation interest in any Letter of Credit Advance shall not relieve any other Bank of its obligation hereunder to purchase its participation interest in any Letter of Credit Advance on such date, but no Bank shall be responsible for the failure of any other Bank to so purchase a participation interest on such date.

(g) The Borrower shall pay to the Agent for the account of each Bank that has purchased a participation interest in a Letter of Credit Advance on the earlier of demand and the Termination Date the outstanding principal amount of such Letter of Credit Advance. The Agent will promptly distribute to each Bank its ratable share of any payment of principal of or interest on any Letter of Credit Advance received by the Agent; provided, however, that in the event that such payment received by the Agent is required to be returned, such Bank will return to the Agent any portion thereof previously distributed by the Agent to it.

(h) The Issuing Banks will notify the Borrower and the Agent promptly of the presentment for payment of any Letter of Credit (on the date of presentment, if possible, and otherwise on the next Domestic Business Day, it being agreed that such notice may be made by phone), together with notice of the date such payment shall be made, and the Agent promptly will notify the Banks of such matters.

SECTION 2.04. Notes. (a) The Advances of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank’s Commitment.

(b) The Swing Line Advances made by the Swing Line Lender to the Borrower shall be evidenced by a single Swing Line Note payable to the order of the Swing Line Lender.

(c) Upon receipt of each Bank’s Note pursuant to Section 3.01, the Agent shall deliver such Note to such Bank. Each Bank shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Advance made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank’s Note; provided that the failure of any Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Note or the ability of any Bank to assign its Note. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of any Note a continuation of any such schedule as and when required.

SECTION 2.05. Maturity of Loans. Each Advance included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, subject to Section 6.01, on the Termination Date.

SECTION 2.06. Interest Rates. (a) “Applicable Margin” shall mean 1.50%.

(b) During each Interest Period in which the Loan (excluding Swing Line Advances) is a Prime Rate Loan, such Prime Rate Loan shall bear interest on the outstanding principal amount thereof, for each day during the applicable Interest Period, at a rate per annum equal to the Prime Rate for such day plus the Applicable Margin for Euro-Dollar Loans. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Prime Rate Loan shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

(c) During each Interest Period in which the Loan is a Euro-Dollar Loan, such Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin, plus (2) the applicable Adjusted Monthly Libor Index for such Interest Period. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “Adjusted Monthly Libor Index” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rate appears on the display designated as Page “3750” of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London Interbank Offered Rates for U.S. dollar deposits) determined as of 11:00 a.m. London, England time, on the first day of such Interest Period or on the immediately preceding Euro-Dollar Business Day if the first day of such Interest Period is not a Euro-Dollar Business Day.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on such Euro-Dollar Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted Monthly Libor Index shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(d) The Loan (excluding the Swing Line Advances) shall at all times be a Euro-Dollar Loan unless the Loan is to be a Prime Rate Loan pursuant to Article VIII herein. Interest shall be payable for each Interest Period on the Interest Payment Date immediately succeeding the last day of the Interest Period; provided that: (1) all accrued unpaid interest on the Loan shall be paid in full on the Termination Date; and (2) should the Commitment be terminated at any time prior to the Termination Date for any reason, any and all accrued unpaid interest shall be paid on the date of such termination.

(e) Each Letter of Credit Advance shall bear interest on the outstanding principal amount thereof, payable on demand, for each day from the date such Letter of Credit Advance is made until paid in full at a rate per annum equal to the Default Rate.

(f) The Agent shall determine each interest rate applicable to the Loan hereunder. The Agent shall give prompt notice to the Borrower and the Banks by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(g) After the occurrence and during the continuance of a Default, the principal amount of the Loans (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Banks, bear interest at the Default Rate; provided, however, that automatically whether or not the Required Banks elect to do so, any overdue principal of and, to the extent permitted by law, overdue interest on the Loan shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

(h) Each Swing Line Advance shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Prime Rate. Except as otherwise agreed upon by the Swing Line Lender and the Borrower, such interest shall be payable for each Interest Period on the Interest Payment Date immediately succeeding the last day of the Interest Period. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on the Swing Line Advances may, at the election of the Swing Line Lender, bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

SECTION 2.07. Fees. (a) The Borrower shall pay to the Agent for the ratable account of each Bank a facility fee equal to the product of: (i) the aggregate of the daily average amounts of such Bank’s Commitment, times (ii) a per annum percentage equal to 0.25%. Such facility fee shall accrue from and including the Closing Date to and including the Termination Date. Facility fees shall be payable quarterly in arrears on each Quarterly Payment Date and on the Termination Date; provided that should the Commitments be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid facility fee shall be paid on the date of such termination.

(b) The Borrower shall pay to the Agent for the ratable account of each Bank, with respect to each Letter of Credit, a per annum letter of credit fee (the “Letter of Credit Fee”) equal to the product of : (i) the aggregate average daily Undrawn Amounts, times (ii) a per annum percentage equal to the Applicable Margin for Letters of Credit (determined in accordance with Section 2.13 hereof). Such Letter of Credit Fees shall be payable in arrears for each Letter of Credit on each Quarterly Payment Date during the term of each respective Letter of Credit and on the termination thereof (whether at its stated expiry date or earlier). The “Applicable Margin” for Letters of Credit shall be as determined in Section 2.06(a).

(c) The Borrower shall pay to the Agent for the account of the applicable Issuing Bank a facing fee (the “ Facing Fee”) with respect to each Letter of Credit issued by such Issuing Bank equal to the greater of: (1) $125.00, and (2) the product of: (i) the face amount of such letter of credit, times (ii) one-quarter (1/4th) of one percent (0.25%). Such Facing Fee shall be due and payable on such date as may be agreed upon by the applicable Issuing Bank and the Borrower. The Borrower shall pay to the applicable Issuing Bank, for its own account, transfer fees, drawing fees, modification fees, extension fees and such other fees and charges as may be provided for in any Letter of Credit Agreement or otherwise charged by the Issuing Bank. No Bank shall be entitled to any portion of the Facing Fees or any other fees payable by the Borrower to the Issuing Banks pursuant to this Section 2.07(c).

(d) The Borrower shall pay to the Agent, for the account and sole benefit of the Agent, such fees and other amounts at such times as set forth in the Agent’s Letter Agreement.

SECTION 2.08. Optional Termination or Reduction of Commitments. The Borrower may, upon at least 3 Domestic Business Days’ notice to the Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $5,000,000 or any larger multiple of $1,000,000, the Commitments; provided, however: (1) no such termination or reduction shall be in an amount greater than the Total Unused Commitments on the date of such termination or reduction; and (2) if any such reduction pursuant to this Section 2.08 shall result in the aggregate Commitments of all of the Banks to be reduced to an amount less than $25,000,000, the Borrower shall be required to terminate the Commitments (including without limitation, the Letter of Credit Commitment) in their entirety. If the Commitments are terminated in their entirety, all accrued fees (as provided under Section 2.07) shall be payable on the effective date of such termination.

SECTION 2.09. Mandatory Reduction and Termination of Commitments. The Commitments shall terminate on the Termination Date and any Advances, Swing Line Advances and if demand had not been earlier made Letter of Credit Advances then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.10. Optional Prepayments. (a) The Borrower may, subject to the terms of an applicable ACL Agreement, prepay the Loan in whole at any time, or from time to time in part in amounts aggregating at least $1,000,000.00, or any larger multiple of $500,000.00, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied first to repay or prepay Swing Line Advances outstanding on the date of such prepayment and then ratably to prepay ratably the Advances of the several Banks.

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

SECTION 2.11. Mandatory Prepayments. (a) On each date on which the Commitments are reduced or terminated pursuant to Section 2.08 or Section 2.09, the Borrower shall repay or prepay such principal amount of the outstanding Advances and Swing Line Advances, if any (together with interest accrued thereon and any amounts due under Section 8.05(a)), as may be necessary so that after such payment the aggregate unpaid principal amount of the Advances, together with the aggregate principal amount of all Swing Line Advances, Letter of Credit Advances, Licensee Loans and Undrawn Amounts does not exceed the aggregate amount of the Commitments as then reduced. Each such payment or prepayment shall be applied to repay or prepay first to Swing Line Advances outstanding on the date of such prepayment and then, ratably to the Advances of the several Banks.

(b) In the event that: (1) the aggregate principal amount of all Advances, together with the aggregate principal amount of the Swing Line Advances, Licensee Loans, Letter of Credit Advances and Undrawn Amounts at any one time outstanding shall at any time exceed the Borrowing Base; or (2) the aggregate principal amount of all Advances, together with the aggregate principal amount of the Swing Line Advances, Licensee Loans, Letter of Credit Advances and Undrawn Amounts at any one time outstanding shall at any time exceed the aggregate amount of the Commitments of all of the Banks at such time, the Borrowers shall immediately repay so much of the Advances and Swing Line Advances as is necessary in order that: (1) the aggregate principal amount of the Advances thereafter outstanding, together with the aggregate principal amount of the Swing Line Advances, Licensee Loans, Letter of Credit Advances and Undrawn Amounts shall not exceed the Borrowing Base; and (2) the aggregate principal amount of the Advances thereafter outstanding, together with the aggregate principal amount of the Swing Line Advances, Licensee Loans, Letter of Credit Advances and Undrawn Amounts shall not exceed the aggregate amount of the Commitments of all of the Banks at such time.

SECTION 2.12. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loan and of fees hereunder, not later than 11:00 A.M. (Winston-Salem, North Carolina time) on the date when due, in Federal or other funds immediately available in Winston-Salem, North Carolina, to the Agent at its address referred to in Section 9.01. Subject to the terms of Section 2.02(d), the Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks; provided that payments of interest shall be distributed by the Agent within three Domestic Business Days of the date such payment is received by the Agent for the account of the Banks.

(b) Whenever any payment of principal of, or interest on, the Advances, Swing Line Advances or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c) All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Advance, Swing Line Advance or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of each Bank, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank’s applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being “Taxes”). In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Advance, Swing Line Advance or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to such Bank additional amounts as may be necessary in order that the amount received by such Bank after the required withholding or other payment shall equal the amount such Bank would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes are payable in respect of any Advance, Swing Line Advance or fee relating thereto, the Borrower shall furnish any Bank, at such Bank’s request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to such Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate such Bank for, and indemnify them with respect to, the tax consequences of the Borrower’s failure to provide evidence of tax payments or tax exemption.

In the event any Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.12, it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

SECTION 2.13. Computation of Interest and Fees. Interest on the Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Facility fees, letter of credit fees and any other fees (excluding Facing Fees) payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.14. Collateral Reserve Account. In accordance with and as more fully set forth in the Security Agreement, the Borrower and each Guarantor shall: (1) establish and maintain a lockbox; and (2) upon the request of the Required Banks, establish and maintain with the Agent a Collateral Reserve Account.

SECTION 2.15. Swing Line Advances. (a) The Borrower may prior to the Termination Date, as set forth in this Section, request the Swing Line Lender to make, and the Swing Line Lender may in its sole and absolute discretion prior to the Termination Date make, Swing Line Advances to the Borrower, in an aggregate principal amount at any one time outstanding, not exceeding $5,000,000 (the “Swing Line Cap”), provided that the aggregate principal amount of all Swing Line Advances, together with the aggregate principal amount of all outstanding Advances, Undrawn Amounts, Licensee Loans and Letter of Credit Advances, at any one time outstanding shall not exceed the aggregate amount of the Commitments of all of the Banks at such time.

(b) Except as may otherwise be agreed upon by the Swing Line Lender and the Borrower, when the Borrower wishes to request a Swing Line Advance, it shall give the Agent notice substantially in the form of Exhibit N hereto (a “Swing Line Advance Request”) so as to be received no later than 11:00 A.M. (Winston-Salem, North Carolina time) on or before the date of the proposed Swing Line Advance proposed therein (or such other time and date as the Borrower and the Swing Line Lender may agree), specifying:

(i) the proposed date of such Swing Line Advance, which shall be a Domestic Business Day (the “Borrowing Date”); and

(ii) the aggregate amount of such Swing Line Advance, which shall be at least $50,000 (or in larger multiples of $10,000) but shall not cause the limits specified in Section 2.15(a) to be violated.

(c) The Swing Line Lender shall make the amount of such Swing Line Advance available to the Borrower on such date by depositing the same, in immediately available funds, in an account of the Borrower maintained with the Swing Line Lender.

(d) Subject to the limitations contained in this Agreement, the Borrower may borrow under this Section 2.15, prepay and reborrow under this Section 2.15 at any time before the Termination Date.

(e) At any time, upon the request of the Swing Line Lender, each Bank other than the Swing Line Lender shall, on the Domestic Business Day after such request is made, purchase a participating interest in Swing Line Advances in an amount equal to its ratable share (based upon its respective Commitment) of such Swing Line Advances. On such Domestic Business Day, each Bank will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swing Line Lender has received from any such Bank its participating interest in a Swing Line Loan, the Agent receives any payment on account thereof, the Agent will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Agent is required to be returned, such Bank will return to the Agent any portion thereof previously distributed by the Agent to it. Each Bank’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or any other Person may have against the Swing Line Lender requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Revolving Credit Commitments; (iii) any adverse change in the condition (financial or otherwise) of any Borrower, any Guarantor or any other Person; (iv) any breach of this Agreement by the Borrower, any Guarantor or any other Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) Notwithstanding anything contained in this Agreement to the contrary, the Swing Line facility contained in this Section 2.15 shall terminate immediately upon: (i) BB&T’s removal or resignation as Agent; or (ii) termination of the Commitments (whether at maturity or otherwise).

SECTION 2.16 Licensee Loans.

(a) Each Licensee Loan shall be subject to the provisions of this Agreement and to the provisions set forth in the Licensee Loan Documents and the Licensee Loan Guaranty executed in connection with such Licensee Loan. The Borrower and Guarantors agree to promptly perform and comply with the terms and conditions of each Licensee Loan Guaranty Agreement, this Agreement and the other Loan Documents.

(b) The Licensee Lender may, from time to time upon request of the Borrower, in its sole discretion disburse a Licensee Loan, subject to satisfaction of the following conditions:

(i) the fact that, immediately before and after the disbursement of such Licensee Loan, no Default shall have occurred and be continuing hereunder;

(ii) the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement shall be true, in all material respects, on and as of the date following disbursement of such Licensee Loan, except to the extent explicitly relating to a specified date;

(iii) the fact that, immediately after the disbursement of such Licensee Loan: (i) the sum of (A) the entire outstanding principal amount of the Advances, (B) the aggregate outstanding principal amount of the Letter of Credit Advances, (C) the aggregate outstanding principal amount of Swing Line Advances, (D) the aggregate Undrawn Amounts, and (E) the aggregate outstanding principal amount of the Licensee Loans, will not exceed the lesser of: (1) the aggregate amount of the Commitments of all of the Banks at such time; and (2) the Borrowing Base;

(iv) the fact that immediately after the disbursement of such Licensee Loan the aggregate outstanding principal amount of the Licensee Loans will not exceed $20,000,000; and

(v) except as may otherwise be agreed upon by Borrower and Licensee Lender, each Licensee Loan shall be on the following terms and conditions: (1) the maturity date of the Licensee Loan shall be on or before the date thirty six months after the date of disbursement of such Licensee Loan; (2) the Licensee Loan shall bear interest at an annual rate equal to the Prime Rate; (3) the principal amount of the Licensee Loan shall not exceed: (i) $400,000 in the case of a Licensee Loan for a BFD Store; or (ii) $150,000 in the case of a Licensee Loan for an “@ Home Store”; (4) the Licensee Loan shall amortize as follows: (i) in the case of a Licensee Loan for a BFD Store, the Licensee Loan shall provide for six months interest only followed by a thirty month amortization of principal and interest subject to the limitations set forth in (1)

above; and (ii) in the case of a Licensee Loan for an “@ Home Store”, the Licensee Loan shall provide for a twenty four month amortization of principal and interest subject to the limitations set forth in (1) above.

Each request by the Borrower to disburse a Licensee Loan hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Licensee Loan as to the truth and accuracy of the facts specified in the clauses (b)(i), (b)(ii) and (b)(iii) of this Section.

(c) Upon written demand by the Licensee Lender, with a copy to the Agent, each Bank shall purchase from the Licensee Lender, and the Licensee Lender shall sell to each Bank, a participation interest in the Licensee Loan specified in such demand equal to such Bank’s Pro Rata Share of such Licensee Loan as of the date of such purchase, by making available to the Agent for the account of the Licensee Lender, in Federal or other funds immediately available an amount equal to such Bank’s Pro Rata Share of the outstanding principal amount of such Licensee Loan. Promptly after receipt thereof, the Agent shall transfer such funds to the Licensee Lender. The Borrower and Guarantors hereby agree to each such sale and purchase of participation interests in the Licensee Loans outstanding from time to time. Each Bank agrees to purchase its participation interest in an outstanding Licensee Loan on (i) the Domestic Business Day on which demand therefor is made by the Licensee Lender, provided notice of such demand is given not later than 1:00 P.M. (Winston-Salem, North Carolina time) on such Domestic Business Day or (ii) the first Domestic Business Day next succeeding the date of such demand if notice of such demand is given after 1:00 P.M. (Winston-Salem, North Carolina time) on any Domestic Business Day. The Licensee Lender makes no representation or warranty and assumes no responsibility with respect to any sale and purchase of a participation interest in any Licensee Loan. If and to the extent that any Bank shall not have so made the amount available to the Agent in connection with its purchase of a participation interest in any Licensee Loan, such Bank agrees to pay to the Agent (for the account of the Licensee Lender) forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Licensee Lender, until the date such amount is paid to the Agent, at the Federal Funds Rate for the account of the Licensee Lender.

(d) The obligation of each Bank to purchase a participation interest in any Licensee Loan pursuant to Section 2.16(c) shall be unconditional and shall not be affected by the existence of any Default or Event of Default, the failure to satisfy any condition set forth in Section 2.16(b), Section 3.1, 3.2 or 3.3 or the termination of the Commitments (whether by the Borrower pursuant to Section 2.8 or by the Agent pursuant to Section 6.1 or otherwise).

(e) The Licensee Lender shall furnish (A) to the Agent and each Bank, on the tenth Domestic Business Day of each April, July, October and January, a written report setting forth the principal amounts and maturity dates of the Licensee Loans made during the preceding calendar quarter and (B) to the Agent and each Bank upon request a written report setting forth the aggregate outstanding principal amount of the Licensee Loans. As of the Restatement Effective Date, the existing Licensee Loans are set forth on Schedule 2.16 attached hereto.

(f) The failure of any Bank to purchase a participation interest in any Licensee Loan shall not relieve any other Bank of its obligation hereunder to purchase its participation interest in any Licensee Loan on such date, but no Bank shall be responsible for the failure of any other Bank to so purchase a participation interest on such date.

(g) The Borrower shall pay to the Agent for the account of each Bank that has purchased a participation interest in a Licensee Loan the outstanding principal and accrued unpaid interest of such Licensee Loan in accordance with the terms of the applicable Licensee Loan Guaranty.

The Agent will distribute to each Bank its ratable share of any payment of principal of or interest on any Licensee Loan received by the Agent; provided, however, that: (1) the Agent shall make such distribution to the Banks once each calendar quarter; and (2) in the event that such payment received by the Agent is required to be returned, such Bank will return to the Agent any portion thereof previously distributed by the Agent to it.

(h) The Licensee Lender will notify the Agent promptly of the occurrence of an event of default under the Licensee Loan Guaranty which is not cured within 5 days of the occurrence thereof, and the Agent promptly will notify the Banks of such matters. The Licensee Lender shall have no obligation to notify the Agent or any Bank of the occurrence of an event of default under a Licensee Loan unless such event of default is deemed to be a Guaranty Trigger Event under the Licensee Loan Guaranty which is not cured within five (5) days of the occurrence thereof.

(i) In the event the Licensee Lender receives payment in full of the accrued unpaid interest with respect to a Licensee Loan, Licensee Lender shall pay to the Agent for the ratable account of each Bank, with respect to such Licensee Loan, a per annum fee (the “Licensee Loan Fee”) equal to the product of: (i) the aggregate of the daily average amounts of the outstanding principal amount of the Licensee Loan, times (ii) a per annum percentage equal to the Applicable Margin. Such Licensee Loan Fee shall be payable in arrears for each Licensee Loan during the term of each respective Licensee Loan once each calendar quarter after Licensee Lender receives payment in full of the accrued unpaid interest with respect to the date of such payment.

(j) The Licensee Lender may receive from the Licensee Borrower, for its own account, commitment fees, facility fees and such other fees and charges as may be provided for in any Licensee Loan Document or otherwise charged by the Licensee Lender. No Bank shall be entitled to any portion of the fees payable by the Licensee Borrower to the Licensee Lender pursuant to this Section 2.16(j).

(k)(1) Licensee Lender’s Liability. Licensee Lender shall not be liable for any error of judgment or for any action taken or omitted to be taken by Licensee Lender in connection with any Licensee Loan except for gross negligence or willful misconduct. Licensee Lender may consult with legal counsel (including its own counsel and counsel for the Borrower), independent public accountants and other experts selected by Licensee Lender and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Licensee Lender makes no warranty or representation and shall not be responsible for any statement, warranty or representation made in connection with any Licensee Loan or any document relative thereto, or for the financial condition or legal status of any Licensee Borrower or any other obligor on any Licensee Loan, or for any credit or other information furnished by it to any Bank, or for the value or condition of any assets of the Licensee Borrower; shall not be responsible for the performance or observance of any of the terms, covenants or conditions of any Licensee Loan or any documents relative thereto; shall not have any duty to inspect the property (including the books and records) of any Licensee Borrower; and makes no representation concerning and shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any Licensee Loan or any document relative thereto or the effectiveness, perfection or priority of any lien or security interest securing any Licensee Loan. Licensee Lender shall incur no liability under or in respect of any Licensee Loan or any documents relative thereto by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed by or sent by the proper party.

(2) Bank’s Independent Decision. Each Bank acknowledges that: (1) it has, independently and without reliance upon Licensee Lender, the Agent or any other Bank and based upon such documents and information as such Bank has deemed appropriate, made its own credit analysis and decision to purchase each participation under this Section 2.16; and (2) its decision to purchase a participation under this Section 2.16 has been made exclusively on the basis of such Bank’s credit analysis of the Licensee Loan Guaranty and the Borrower.

(3) Duties of Licensee Lender. Licensee Lender shall: (i) use its best efforts to enforce the terms and provisions of each Licensee Loan Guaranty and documents relative thereto, subject to the provisions of subsection (4) hereof but shall have no obligation to enforce any other Licensee Loan Document; (ii) keep full and complete records and accounts of each Licensee Loan and of all payments on such Licensee Loan and upon the written request of a Bank furnish such Bank with copies thereof at no charge; (iii) promptly furnish each Bank without charge with copies of credit information furnished by Licensee Borrower including financial statements and collateral information, if any, (but Licensee Lender assumes no responsibility with respect to the authenticity, validity, accuracy or completeness thereof); and (v) make suitable entries in Licensee Lender’s books and records to evidence the participation under this Section 2.16.

(4) Management by Licensee Lender. Licensee Lender shall have the exclusive right in its name alone to enforce all rights, privileges and powers accruing to Licensee Lender by reason of any Licensee Loan or any documents relative thereto and all other claims given to Licensee Lender in connection with any Licensee Loan, all in Licensee Lender’s sole discretion and in the exercise of Licensee Lender’s business judgment. Each Bank acknowledges that Licensee Lender shall not handle the transactions relating to the Licensee Loans in accordance with its usual practices and Licensee Lender shall not adhere to the same standards of conduct as would be the case if each Licensee Loan had been made exclusively by it. Licensee Lender may, in its sole discretion and in the exercise of its business judgment, both before and after any Guaranty Trigger Event (as defined in the Licensee Loan Guaranty), consent to any action or failure to act by the Licensee Borrower or any other obligor on any Licensee Loan, amend or modify the Licensee Loan Documents, release or substitute the collateral, if any, for any Licensee Loan; provided that Agent shall comply with the terms of Section 9.05(a)(vii) in the event such collateral, if any, secures the Obligations, and exercise or refrain from exercising any rights, privileges or powers Licensee Lender may have under any Licensee Loan or any documents relative thereto and vote the full amount of any Licensee Loan (including the participation) in any bankruptcy case or insolvency proceeding or with respect to any waiver, modification, amendment or alteration of such Licensee Loan or any documents relative thereto. However, Licensee Lender will not, without each Bank’s prior written consent, exercise any right or take any action relative to any Licensee Loan which would reduce principal, interest or premium, if any, or postpone any date fixed for any payment of principal, interest or premiums, if any, or release any guaranty or collateral, if any, except as shall be otherwise provided in any document relative thereto. The Borrower and Guarantors acknowledge and agree that the decision of the Licensee Lender to make the Licensee Loan and the decision of the Banks to purchase a participation in each Licensee Loan under this Section 2.16 has been made exclusively on the basis of the credit analysis by the Licensee Lender and the credit analysis by the Banks of the Licensee Loan Guaranty and the Borrower.

(5) Expenses. Each Bank will promptly reimburse Licensee Lender to the extent of its ratable share for any and all costs, expenses and disbursements which may be incurred or made by Licensee Lender in connection with any Licensee Loan and any action which may be taken by Licensee Lender to collect such Licensee Loan and enforce the documents relative to such Licensee Loan for which Licensee Lender is not promptly reimbursed by Borrower, including any costs, expenses, fees or disbursements incurred by outside agencies and attorneys retained by Licensee Lender.

If Licensee Lender shall be sued or threatened with suit by any Licensee Borrower as debtor in possession or any receiver, trustee in bankruptcy, creditors’ committee or other person on account of any alleged performance or fraudulent transfer alleged to have been received as the result of any transaction hereunder or under any Licensee Loan, or if any action, claim or demand of any kind shall be asserted by any person against Licensee Lender directly or indirectly relating to such transactions or the enforcement of any Licensee Loan or the collection of Licensee Borrower’s indebtedness under any Licensee Loan, then Licensee Lender shall be entitled to compromise and settle any such claim or demand in its sole discretion in the exercise of its business judgment and any monies paid in satisfaction or compromise of such suit, claim, action or demand and any expenses, costs and attorney’s fees paid or incurred in connection therewith, as well as any costs, expenses, fees or disbursements incurred by outside agencies and attorneys retained by Licensee Lender, shall be borne and shared by Licensee Lender and the Banks (other than Licensee Lender) pro rata (based upon the aggregate of the Licensee Lender’s share of such Licensee Loan and the Bank’s ratable share).

(6) No Third Party Beneficiary. None of the provisions of this Section 2.16 shall inure to the benefit of the Borrower, any Guarantor, any Licensee Borrower or any person other than Licensee Lender, the Agent and the Banks. Consequently, no Borrower, Guarantor or Licensee Borrower and no person other than Licensee Lender, the Agent and Bank shall be entitled to rely upon or raise as a defense, in any manner whatsoever, the failure of Licensee Lender, the Agent or Bank to comply with the provisions of this Section 2.16.

ARTICLE III

CONDITIONS TO BORROWINGS

SECTION 3.01. Effectiveness of Agreement. This Agreement shall become effective on the date (the “Restatement Effective Date”) on which the Agent receives the following documents and evidence of satisfaction of the following conditions:

(a) receipt by the Agent from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party;

(b) receipt by the Agent of a duly executed Note for the account of each lender complying with the provisions of Section 2.04;

(c) receipt by the Agent of an opinion of Jay R. Hervey, Esq., Vice President, Secretary and General Counsel of the Borrower, counsel for the Borrower and Guarantors, dated as of the Restatement Effective Date, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Agent or any Bank may reasonably request;

(d) receipt by the Agent of an opinion of Womble Carlyle Sandridge & Rice, PLLC, special counsel for the Agent, dated as of the Restatement Effective Date, substantially in the form of Exhibit D hereto and covering such additional matters relating to the transactions contemplated hereby as the Agent may reasonably request;

(e) receipt by the Agent of a certificate (the “Closing Certificate”), dated the date of the first Borrowing after the Restatement Effective Date, substantially in the form of Exhibit G hereto, signed by a principal financial officer of each Loan Party, to the effect that (i) no Default has occurred and is continuing on the date of such first Borrowing and (ii) the representations and warranties of the Loan Parties contained in Article IV are true on and as of the date of such first Borrowing;

(f) receipt by the Agent of all documents which the Agent or any Bank may reasonably request relating to the existence of each Loan Party, the authority for and the validity of this Agreement, the Notes and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Agent, including without limitation a certificate of incumbency of each Loan Party (the “Officer’s Certificate”), signed by the Secretary or an Assistant Secretary of the respective Loan Party, substantially in the form of Exhibit H hereto, certifying as to the names, true signatures and incumbency of the officer or officers of the respective Loan Party, authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the Loan Party’s Certificate of Incorporation or Articles of Organization, as the case may be, (ii) the Loan Party’s Bylaws or Operating Agreement, as the case may be, (iii) a certificate of the Secretary of State of such Loan Party’s State of organization as to the good standing of such Loan Party, and (iv) the action taken by the Board of Directors of the Loan Party authorizing the Loan Party’s execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Loan Party is a party;

(g) receipt by the Agent of a Notice of Borrowing;

(h) the Security Agreement shall have been duly executed by the Borrower and Guarantors and shall have been delivered to the Agent and shall be in full force and effect and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and lien on the Collateral described in the Security Agreement shall have been delivered to the Agent;

(i) the Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Borrower and Guarantors in the states (or other jurisdictions) in which the chief executive office of each such person is located, any offices of such persons in which records have been kept relating to Accounts Receivable Collateral and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Agent that the Liens indicated in any such financing statement (or similar document) have been released;

(j) receipt by the Agent of a Borrowing Base Certification Report and Liquidity Borrowing Base Certification Report, dated as of the last day of the calendar month immediately preceding the Restatement Effective Date;

(k) receipt by the Agent and approval by the Banks of the insurance required under this Agreement;

(l) such other documents or items as the Agent, the Banks or their counsel may reasonably request.

SECTION 3.02. Conditions to All Borrowings. The obligation of each Bank to make an Advance on the occasion of each Borrowing (including, without limitation, the obligation of the Swing Line Lender to make a Swing Line Advance) is subject to the satisfaction of the following conditions:

(a) receipt by the Agent of Notice of Borrowing as required by Section 2.02 (or in the case of a Swing Line Advance, compliance with Section 2.15);

(b) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

(c) the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement shall be true, in all material respects, on and as of the date of such Borrowing, except to the extent explicitly relating to a specified date; and

(d) the fact that, immediately after such Borrowing (i) the aggregate outstanding principal amount of the Advances of each Bank together with such Bank’s Pro Rata Share of the aggregate outstanding principal amount of all Swing Line Advances, Licensee Loans, Letter of Credit Advances and Undrawn Amounts, will not exceed the amount of its Commitment and (ii) the aggregate outstanding principal amount of the Advances together with the aggregate outstanding principal amount of all Swing Line Advances, Licensee Loans, Letter of Credit Advances and Undrawn Amounts, will not exceed the lesser of: (A) the aggregate amount of the Commitments of all of the Banks as of such date; and (B) the Borrowing Base.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Loan Parties on the date of such Borrowing as to the truth and accuracy of the facts specified in clauses (b), (c) and (d) of this Section.

SECTION 3.03 Conditions to Issuance of Letters of Credit. The issuance of each Letter of Credit shall be subject to satisfaction of the conditions set forth in the related Letter of Credit Agreement and satisfaction of the following conditions:

(a) the fact that, immediately before and after the issuance of such Letter of Credit, no Default shall have occurred and be continuing;

(b) the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement shall be true, in all material respects, on and as of the date of issuance of such Letter of Credit, except to the extent explicitly relating to a specified date;

(c) the fact that, immediately after the issuance of such Letter of Credit: (i) the sum of (A) the entire outstanding principal amount of the Advances, (B) the aggregate outstanding principal amount of the Letter of Credit Advances, (C) the aggregate outstanding principal amount of Swing Line Advances, (D) the aggregate outstanding principal amount of the Licensee Loans, and (E) the aggregate Undrawn Amounts, will not exceed the lesser of: (1) the aggregate amount of the Commitments of all of the Banks at such time; and (2) the Borrowing Base;

(d) the fact that immediately after the issuance of such Letter of Credit the sum of: (i) the aggregate outstanding principal amount of the Letter of Credit Advances, plus (ii) the aggregate Undrawn Amounts, will not exceed $10,000,000; and

(e) no Letter of Credit shall have an expiry date or termination date on or after the earlier of: (1) the date twelve months after the date of the issuance of such Letter of Credit; or (2) the date two Domestic Business Days prior to the Termination Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant that:

SECTION 4.01. Existence and Power. Each Loan Party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02. Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement, the Notes, the Collateral Documents and the other Loan Documents (i) are within each Loan Party’s organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation, articles of organization, operating agreement or by-laws of each Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon each Loan Party or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Loan Parties or any of their respective Subsidiaries.

SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Loan Parties enforceable in accordance with its terms, and the Notes, the Collateral Documents and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Loan Parties enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

SECTION 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of November 25, 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young, LLP., copies of which have been delivered to each of the Banks, and the unaudited but reviewed consolidated financial statements of the Borrower for the interim period ended November 25, 2006, copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b) Since November 25, 2006 there has been no event, act, condition or occurrence having a Material Adverse Effect.

SECTION 4.05. Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Loan Parties threatened, against or affecting the Loan Parties or any of their respective Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could impair the ability of the Loan Parties to perform their respective obligations under, this Agreement, the Notes, the Collateral Documents or any of the other Loan Documents.

SECTION 4.06. Compliance with ERISA. (a) The Loan Parties and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b) Neither the Loan Parties nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

SECTION 4.07. Taxes. There have been filed on behalf of the Loan Parties and their respective Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Loan Parties or any Subsidiary have been paid. The charges, accruals and reserves on the books of the Loan Parties and their respective Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Loan Parties, adequate. United States income tax returns of the Loan Parties and their respective Subsidiaries have been examined and closed through the Fiscal Year ended November 30, 1999.

SECTION 4.08. Subsidiaries. Each of the Loan Party’s Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. No Loan Party has any Subsidiaries except those Subsidiaries listed on Schedule 4.08, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of incorporation.

SECTION 4.09. Not an Investment Company. No Loan Party nor any Subsidiary of a Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10 Public Utility Holding Company Act. No Loan Party nor any Subsidiary of a Loan Party is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

SECTION 4.11. Ownership of Property; Liens. Each of the Loan Parties and their respective Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.14.

SECTION 4.12. No Default. No Loan Party nor any of their respective Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 4.13. Full Disclosure. All information heretofore furnished by any Loan Party to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by any Loan Party to the Agent or any Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. Each Loan Party has disclosed to the Banks in writing any and all facts which could have or cause a Material Adverse Effect.

SECTION 4.14. Environmental Matters. (a) No Loan Party nor any Subsidiary of a Loan Party is subject to any Environmental Liability which could have or cause a Material Adverse Effect and no Loan Party nor any Subsidiary of a Loan Party has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA which could have or cause a Material Adverse Effect. None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(b) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Loan Parties, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.

(c) The Loan Parties, and each of their respective Subsidiaries and Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Loan Party’s, and each of their respective Subsidiary’s and Affiliate’s, respective businesses.

SECTION 4.15. Compliance with Laws. Each Loan Party and each Subsidiary of a Loan Party is in compliance with all applicable laws, including, without limitation, all Environmental Laws, except where any failure to comply with any such laws would not, alone or in the aggregate, have a Material Adverse Effect.

SECTION 4.16. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of each Loan Party and their respective Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Loan Party’s respective Wholly Owned Subsidiaries are owned by the Loan Parties free and clear of any Lien or adverse claim. At least a majority of the issued shares of capital stock of each of the other Subsidiaries of the Loan Parties (other than Wholly Owned Subsidiaries) is owned by the respective Loan Parties free and clear of any Lien or adverse claim.

SECTION 4.17. Margin Stock. No Loan Party nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Advance or Swing Line Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.

SECTION 4.18. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Advances and Swing Line Advances under this Agreement, no Loan Party will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

SECTION 4.19. Security Documents. (a) Upon execution by the Pledgors, the Pledge Agreement shall be effective to create in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when the Collateral is delivered to the Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Pledgors thereunder in such Collateral and the proceeds thereof, in each case prior and superior in any right to any other Person.

(b) The Security Agreement is effective to create in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the UCC Recording Offices, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and Guarantors in such Collateral and the proceeds thereof, in each case prior and superior in right to any other Person.

SECTION 4.20. Labor Matters. There are no significant strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of any Loan Party, threatened, that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The hours worked by and payment made to employees of the Loan Parties and each Subsidiary of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or foreign law dealing with such matters, where such violations could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 4.21. Patents, Trademarks, Etc. To the best of their knowledge, the Loan Parties and each Subsidiary of a Loan Party owns, or is licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are (a) used in or necessary for the conduct of their respective businesses as currently conducted and (b) material to the businesses, assets, operations, properties, prospects or condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries taken as a whole. To the best of their knowledge, the use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the foregoing by the Loan Parties and their respective Subsidiaries, does not infringe on the rights of any Person. The Loan Parties have delivered to the Agent and Banks a schedule setting forth all registered patents, trademarks and copyrights owned by, or licensed to, the Loan Parties.

SECTION 4.22. Loans and Investments. (a) No Loan Party nor any of their respective Subsidiaries has made a loan, advance or Investment which is outstanding or existing on August 25, 2007 except as set forth on Schedule 4.22-A (a copy of which has been delivered by the Borrower to the Agent and Banks but is not attached hereto). Schedule 4.22-A identifies: (i) each Non-Qualified Investment outstanding or existing on August 25, 2007; (ii) each Approved Fund in which a Loan Party or any Subsidiary of a Loan Party has made an Investment that is existing on August 25, 2007; and (iii) each Eligible Investment Security owned by a Loan Party or any Subsidiary of a Loan Party on August 25, 2007.

(b) Schedule 4.22-B (a copy of which has been delivered by the Borrower to the Agent and Banks but is not attached hereto) sets forth any and all Contingent BFD Liabilities and any and all Committed Contingent BFD Liabilities in existence on the Restatement Effective Date . As to each guaranty and Assigned BFD Lease included within the Contingent BFD Liabilities on the Restatement Effective Date, Schedule 4.22-B sets forth the name of each Person with respect to which the Borrower or any Consolidated Subsidiary has issued a guaranty or assigned or sublet its interest as lessee under a lease of a “BFD Store”, the amount, commencement date, termination date, monthly payments and the aggregate payments corresponding to such guarantees or Assigned BFD Lease, as the case may be.

ARTICLE V

COVENANTS

The Loan Parties agree, jointly and severally, that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

SECTION 5.01. Information. The Borrower will deliver to the Agent for its delivery to each of the Banks:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Ernst & Young, LLP. or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Banks;

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all reviewed by the accountants referenced in (a) above and certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the Senior Vice President—Chief Financial Officer of the Borrower;

(c) [Intentionally Deleted];

(d) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit I (a “Compliance Certificate”), of the Senior Vice President—Chief Financial Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03 through 5.14, inclusive, 5.17, 5.32, 5.35, 5.36 and 5.37 on the date of such financial statements, (ii) setting forth in reasonable detail the calculations establishing the identities of the Material Subsidiaries on the date of such certificate, (iii) setting forth in reasonable detail the Non-Qualified Investments made by any Loan Party or Subsidiary of a Loan Party after August 25, 2007, and (iv) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Loan Parties are taking or propose to take with respect thereto;

(e) simultaneously with the delivery of each set of annual financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default existed on the date of such financial statements;

(f) within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the Senior Vice President—Chief Financial Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(g) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

(i) if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(j) promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against a Loan Party and/or any Subsidiary of a Loan Party for $1,000,000.00 or more in excess of amounts covered in full by applicable insurance; and

(k) as soon as available and in any event within 45 days after the end of each Fiscal Quarter, an aging of payables, showing the age of such payables, identifying the Persons who are the creditors for such payables (specifying the amount and age of the payables, owing to each such creditor) and containing such other information and accompanied by such supporting documents as the Agent, in its sole discretion may from time to time prescribe, dated as of the last day of such Fiscal Quarter the statements in which, in each instance, shall be certified as to truth and accuracy by the Senior Vice President – Chief Financial Officer or other authorized officer of the Borrower and each Guarantor;

(l) as soon as available and in any event within 45 days after the end of each Fiscal Quarter, an aging of Receivables, showing the age of such Receivables, identifying the Persons who are the account debtors for such Receivables (specifying the amount and age of the Receivables owing from each such Account Debtor) and containing such other information and accompanied by such supporting documents as the Agent, in its sole discretion may from time to time reasonably prescribe, dated as of the last day of such Fiscal Quarter the statements in which, in each instance, shall be certified as to truth and accuracy by the Senior Vice President – Chief Financial Officer or other authorized officer of the Borrower and each Guarantor;

(m) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within 90 days after the end of each Fiscal Year a

Liquidity Borrowing Base Certification Report and a Borrowing Base Certification Report, in form and content reasonably satisfactory to the Agent, dated as of the last day of the immediately preceding Fiscal Quarter the statements which, in each instance, shall be certified as to truth and accuracy by the Senior Vice President—Chief Financial Officer or other authorized officer of the Borrower and each Guarantor;

(n) at reasonable intervals but no less frequently than quarterly financial statements more fully described on Schedule 5.01(n) showing the financial condition and results of the operations of any and all Affiliates of the Borrower or any Consolidated Subsidiary which are included within subitem (iii) of the definition of Affiliates; and

(o) simultaneously with the delivery of each set of financial statements referred to in clause (b) above, a report in form satisfactory to the Agent setting forth comparative same store sales information for “BFD Stores;” and

(p) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

SECTION 5.02. Inspection of Property, Books and Records. The Borrower will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; (ii) permit, and will cause each Subsidiary of the Borrower and Guarantors to permit the Agent or its designee, at the expense of the Borrower and Guarantors, to perform periodic field audits and investigations of the Borrower, the Guarantors and the Collateral; and (iii) permit, and will cause each Subsidiary to permit, with reasonable prior notice which notice shall not be required in the case of an emergency, representatives of any Bank at such Bank’s expense prior to the occurrence of an Event of Default and at the Borrower’s expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

SECTION 5.03. Intentionally Deleted.

SECTION 5.04. Intentionally Deleted.

SECTION 5.05. Intentionally Deleted.

SECTION 5.06. Intentionally Deleted.

SECTION 5.07. Contingent BFD Liabilities. Neither the Borrower nor any Consolidated Subsidiary shall, directly or indirectly, issue, assume, create, incur or suffer to exist any Contingent BFD Liability except for Contingent BFD Liabilities, the aggregate outstanding principal amount of which shall not at any time exceed $85,000,000 in the aggregate.

SECTION 5.08. Intentionally Deleted.

SECTION 5.09. Intentionally Deleted.

SECTION 5.10. Intentionally Deleted.

SECTION 5.11. Intentionally Deleted.

SECTION 5.12. Loans or Advances. No Loan Party nor any Subsidiary of a Loan Party shall make loans or advances to any Person except: (i) loans or advances to employees of a Loan Party or an Affiliate of a Loan Party that do not exceed One Million and No/100 Dollars ($1,000,000) in the aggregate outstanding made in the ordinary course of business and consistently with practices existing on August 25, 2007; (ii) deposits required by government agencies or public utilities; (iii) loans or advances to the Borrower or any Guarantor that is a Consolidated Subsidiary; (iv) Loans and Advances outstanding on August 25, 2007 and set forth on Schedule 4-22A; and (v) loans or advances not otherwise permitted under this Section 5.12, which when aggregated with the total Non-Qualified Investments made after August 25, 2007 do not exceed Ten Million Dollars ($10,000,000) in the aggregate outstanding; provided that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii), (iii), (iv) or (v) of this Section, no Default shall have occurred and be continuing.

SECTION 5.13. Investments. No Loan Party nor any Subsidiary of a Loan Party shall make Investments in any Person except as permitted by Section 5.12 and except Investments in (i) direct obligations of the United States Government maturing within one year, (ii) certificates of deposit issued by a commercial bank whose credit is satisfactory to the Agent, (iii) commercial paper rated A-1 or the equivalent thereof by Standard & Poor’s Corporation or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in either case maturing within 6 months after the date of acquisition, (iv) tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor’s Corporation and Aa or the equivalent thereof by Moody’s Investors Service, Inc., (v) Investments by the Borrower in a Guarantor that is a Consolidated Subsidiary made in the ordinary course of business and consistently with practices existing on August 25, 2007, (vi) Investments existing on August 25, 2007 and set forth on Schedule 4.22-A, (vii) Eligible Investment Securities, other marketable investment securities publicly traded on a national securities exchange of a quality consistent with the equity investments made by the Borrower on August 25, 2007 and Investments in Approved Funds; and (viii) Investments not otherwise permitted under this Section 5.13, made in the ordinary course of business and consistently with practices existing on the Restatement Effective Date.

SECTION 5.14. Negative Pledge. No Loan Party nor any Subsidiary of a Loan Party will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement encumbering assets other than Collateral securing Debt outstanding on the date of this Agreement, all of which are set forth on Schedule 5.14;

(b) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

(c) any Lien on any asset (other than Collateral) securing Debt incurred or assumed for the purpose of financing no more than 80% of the cost of acquiring or constructing such asset and permitted under Section 5.32(c), provided that: (i) the aggregate outstanding principal amount of the Debt of the Loan Parties and their respective Subsidiaries secured by a Lien permitted under this Section 5.14(c) shall not, at any time, exceed $15,000,000; and (ii) such Lien attaches to such asset (and no asset other than the asset so acquired or constructed) concurrently with or within 18 months after the acquisition or completion of construction thereof;

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(d) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or another Loan Party and not created in contemplation of such event;

(e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or another Loan Party and not created in contemplation of such acquisition;

(f) Liens encumbering assets (other than Collateral) securing Debt owing by any Loan Party to the Borrower;

(g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

(h) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(i) any Lien on Margin Stock;

(j) Liens securing the Agent and the Banks created or arising under the Loan Documents; and

(k) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt (other than indebtedness represented by the Notes) in an aggregate principal amount at any time outstanding not to exceed $15,000,000. Notwithstanding anything contained in this Section 5.14 to the contrary, no Loan Party or any Subsidiary of a Loan Party will create, assume or suffer to exist any Lien on the Collateral or on the Borrower’s ownership interests in the Bassett Asset Fund.

SECTION 5.15. Maintenance of Existence. Each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain its organizational existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained; provided that a Subsidiary of a Loan Party may be dissolved with the Agent’s prior written consent if: (1) such Subsidiary is not a Loan Party; and (2) the total assets of such Subsidiary are less than $50,000.

SECTION 5.16. Dissolution. No Loan Party nor any Subsidiary of a Loan Party shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary of a Loan Party, except: (1) through corporate reorganization to the extent permitted by Section 5.17; and (2) Restricted Payments permitted by Section 5.09.

SECTION 5.17. Consolidations, Mergers and Sales of Assets. No Loan Party will, nor will it permit any Subsidiary of a Loan Party to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) a Loan Party may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Loan Party is the corporation surviving such merger, (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, and (iv) if the Borrower merges with another Loan Party, the Borrower is the corporation surviving such merger, (b) Subsidiaries of a Loan Party (excluding Loan Parties) may merge with one another, (c) a Loan Party (other than the Borrower or an Eligible Guarantor) may transfer all or any part of its assets to another Loan Party, (d) a Loan Party may sell Inventory in the ordinary course of business and for fair value, and (e) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit, during any Fiscal Quarter, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred (excluding assets transferred under Sections 5.17(d)), and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding three Fiscal Quarters have a fair market value or book value whichever is greater (determined with respect to each such asset transferred or discontinued) of more than $20,000,000.

SECTION 5.18. Use of Proceeds. No portion of the proceeds of the Loan will be used by the Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation. Except as otherwise provided herein, the proceeds of the Loan shall be used for general corporate purposes and working capital.

SECTION 5.19. Compliance with Laws; Payment of Taxes. Each Loan Party will, and will cause each Subsidiary of a Loan Party and each member of the Controlled Group to, comply with applicable laws in all material respects (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. Each Loan Party will, and will cause each Subsidiary of a Loan Party to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of a Loan Party or any Subsidiary of a Loan Party, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Agent, the Borrower shall have set up reserves in accordance with GAAP.

SECTION 5.20. Insurance. Each Loan Party will maintain, and will cause each Subsidiary of a Loan Party to maintain (either in the name of such Loan Party or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

SECTION 5.21. Change in Fiscal Year. Each Loan Party will not change its Fiscal Year without the consent of the Required Banks.

SECTION 5.22. Maintenance of Property. Each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain all of its properties and assets (excluding assets that are obsolete or no longer useful in such Loan Party’s business) in good condition, repair and working order, ordinary wear and tear excepted.

SECTION 5.23. Environmental Notices. Each Loan Party shall furnish to the Banks and the Agent prompt written notice of all material Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

SECTION 5.24. Environmental Matters. No Loan Party or any Subsidiary of a Loan Party will, nor will any Loan Party permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.

SECTION 5.25. Collateral. With respect to the Collateral, each Borrower and Guarantor hereby represents, warrants and covenants to the Agent and each of the Banks as set forth in Section 5.25.1 through 5.25.15, inclusive.

5.25.1 Sale of Collateral. No Borrower or Guarantor will sell, lease, exchange, or otherwise dispose of any of the Collateral without the prior written consent of the Agent; provided, however Inventory Collateral may be sold in the ordinary course of business for cash or on open account or on terms of payment ordinarily extended to its customers. Upon the sale, exchange or other disposition of the Inventory Collateral, the security interest and lien created and provided for herein, without break in continuity and without further formality or act, shall continue in and attach to any proceeds thereof, including, without limitation, accounts, contract rights, shipping documents, documents of title, bills of lading, warehouse receipts, dock warrants, dock receipts and cash or non-cash proceeds, and in the event of any unauthorized sale, shall continue in the Inventory Collateral itself.

5.25.2 Accounts. All existing and future Accounts included in the Collateral are or will be bona fide existing obligations created by the sale and delivery of merchandise or the rendering of services to customers and arose or will arise in the ordinary course of business; and that such Accounts are not and will not be subject to defense, set-off or counterclaim which in the aggregate would materially impair the value of such Accounts as collateral for the Obligations (as defined in the Security Agreement). Neither the Borrower nor any Guarantor will, without the Agent’s prior written consent, grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business or otherwise in accordance with prudent and reasonable business practices.

5.25.3 Good Title; No Existing Encumbrances. The Borrower and Guarantors own the Collateral free and clear of any prior Lien, and no financing statements or other evidences of the grant of a security interest respecting the Collateral exist on the public records.

5.25.4 Right to Grant Security Interest; No Further Encumbrances. The Borrower and Guarantors have the right to grant a security interest in the Collateral. The Borrower and Guarantors will pay all taxes and other charges against the Collateral (including, without limitation, property, use and sales taxes), and neither the Borrower nor any Guarantor will use the Collateral illegally or allow the Collateral to be encumbered except for the security interest in favor of the Agent granted herein.

5.25.5 Location of Collateral. The Borrower and Guarantors hereby represent and warrant to the Agent and the Banks that, as of the date hereof, the Collateral is situated only at one or more of the Collateral Locations and the Borrower and Guarantors covenant with the Agent not to locate the Collateral at any location other than a Collateral Location without at least 30 days prior written notice to the Agent. The Executive Office of each Loan Party is such Loan Party’s chief executive office (if such Loan Party has more than one place of business) or place of business (if such Loan Party has one place of business). In addition, to the extent the Borrower or Guarantors should warehouse any of the Inventory Collateral at any time hereafter, the Borrower and Guarantors acknowledge and agree that such warehousing may be conducted only by warehousemen who have been pre-approved by the Agent and who, in any event, shall issue non-negotiable warehouse receipts in the Agent’s name to evidence any such warehousing of goods constituting Inventory Collateral. If the Borrower or Guarantors consign any of the Inventory Collateral, it will comply with the Uniform Commercial Code of any state where such Inventory Collateral is located with respect thereto, and shall file, cause the filing and does hereby authorize the Agent to file in the appropriate public office or offices UCC-1 financing statements showing such Borrower or Guarantor, as the case may be, as consignor and the Agent as assignee of consignor, and will furnish copies thereof to the Agent. If any of the Inventory Collateral or any records concerning the Collateral are at any time to be located on premises leased by the Borrower or a Guarantor or on premises owned by the Borrower or a Guarantor subject to a mortgage or other lien, such Borrower or Guarantor shall so notify the Agent and shall if requested by the Agent obtain and deliver or cause to be delivered to the Agent, prior to delivery of any Inventory Collateral or records concerning the Collateral to said premises, an agreement, in form and substance satisfactory to the Agent, waiving the landlord’s or mortgagee’s or lienholder’s right to enforce any claim against the Borrower or Guarantor, as the case may be, for monies due under the landlord’s lien, mortgage or other lien by levy or distraint or other similar proceedings against the Inventory Collateral or records concerning the Collateral and assuring the Agent’s ability to have access to the Inventory Collateral and records concerning the Collateral in order to exercise its right hereunder to take possession thereof.

5.25.6 Collateral Status. The Borrowers and Guarantors will promptly notify the Agent if there is any adverse change in the status of the Collateral that materially impairs its value or collectibility, or if any defenses, set-offs or counterclaims are asserted by Account Debtors which in the aggregate materially impair the value or collectibility of the Accounts.

5.25.7 Delivery of Certain Collateral. The Borrowers and Guarantors have delivered all agreements, letters of credit, promissory notes, instruments, certificates of deposit, chattel paper or anything else, the physical possession of which is necessary in order for the Agent, on behalf of the Secured Parties, to perfect or preserve the priority of its security interest therein.

5.25.8 Purchase of Collateral. Neither the Borrower nor any Guarantor has purchased any of the Collateral in a bulk transfer or in a transaction which was outside the ordinary course of the business of the seller to the Borrower or such Guarantor.

5.25.9 Possession of Franchises, Licenses, Etc. The Borrower, the Guarantors and the Subsidiaries of the Borrower and Guarantors possess all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of any of their respective property and assets, and neither the Borrower, any Guarantor nor any of their respective Subsidiaries are in violation of any term or condition thereof which would or might have a Material Adverse Effect. The Borrower and Guarantors have furnished the Agent and Banks an accurate and complete description of all copyrights, patents, trademarks and other intellectual property of the Borrower and Guarantors.

5.25.10 Records Respecting Collateral. The Borrower and Guarantors shall keep complete and accurate books and records and make all necessary entries thereon to reflect the transactions and facts giving rise to the Collateral and payments, credit and adjustments applicable thereto. All books and records of the Borrower and Guarantors with respect to the Collateral will be kept at the Executive Offices (as they may be changed pursuant to Section 5.25.5) and will not be removed from such address without the prior written consent of the Agent.

5.25.11 Further Assurances. The Borrower and each Guarantor shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to the Agent and Secured Parties any instrument, invoice, document, document of title, dock warrant, dock receipt, warehouse receipt, bill of lading, order, financing statement, assignment, waiver, consent or other writing which may be reasonably necessary to the Agent or any Secured Parties to carry out the terms of this Agreement and any of the other Loan Documents and to perfect its security interest in and facilitate the collection of the Collateral, the proceeds thereof, and any other property at any time constituting security to the Secured Parties. The Borrower and each Guarantor shall perform or cause to be performed such acts as the Agent or any Secured Party may request to establish and maintain for the Agent and the Secured Parties a valid and perfected security interest in and security title to the Collateral, free and clear of any Liens other than in favor of the Agent and the Secured Parties.

5.25.12 Maintenance of Insurance. In addition to and cumulative with any other requirements herein imposed on the Borrower and Guarantors with respect to insurance, the Borrower, Guarantors and the Subsidiaries of the Borrower and Guarantors shall maintain insurance with insurance companies satisfactory to the Agent on such of their respective properties and assets, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, but in any event to include public liability, worker’s compensation, business interruption, malicious mischief, errors and omissions, loss, damage, flood, windstorm, fire, theft, extended coverage and product liability insurance in amounts satisfactory to the Agent, which insurance shall not be cancellable or altered (or the coverage thereunder reduced or restricted) by the Borrower, Guarantor or any Subsidiary of the Borrower and Guarantors, unless with the prior written consent of the Agent, or by the insurer of the Borrower and Guarantors, unless with at least 30 days advance written notice to the Agent thereof. The Borrower and Guarantors shall deliver to the Agent on the Closing Date and at such other times as the Agent may request, a detailed list of such insurance then in effect stating the names of the insurance companies, the amounts and rates of insurance, the date of expiration thereof, the properties and risks covered thereby and the insured with respect thereto, and, within 30 days after notice in writing from the Agent, obtain such additional insurance as the Agent, at the request of the Required Banks, may reasonably request. The Borrower and Guarantors will pay all premiums on the insurance referred to herein as and when they become due and shall do all things necessary to maintain the insurance in effect. The Agent may act as the agent of the Borrower and Guarantors in adjusting or compromising any loss under any such insurance policy and in collecting and receiving the proceeds from any such policy. In the event of any loss under any such policy of insurance, the insurer named therein is hereby authorized and directed by the Borrower and Guarantors to make payment for such loss to the Agent, for the benefit of the Secured Parties, as their interests may appear, rather than to the Borrower and Guarantors and the

Agent jointly. If the Borrower or any Guarantor shall default in its obligation hereunder to insure the Collateral in a manner satisfactory to the Agent, then the Agent shall have the right (but not the obligation) to procure such insurance and to charge the costs of same to the Borrower and Guarantors, which costs shall be added to and become a part of the unpaid principal amount of the Obligations (as defined in the Security Agreement), shall bear interest at the Default Rate or the highest contract rate permitted by applicable law whichever is less; such interest shall be payable on demand by the Agent and shall be secured by the Collateral.

The proceeds of all such insurance, if any loss should occur, may be applied by the Agent to the payment of the Obligations (as defined in the Security Agreement) or to the replacement of any of the Collateral damaged or destroyed, as the Agent may elect or direct in its sole discretion. The Borrower and each Guarantor hereby appoints (which appointment constitutes a power coupled with an interest and is irrevocable as long as any of the Obligations (as defined in the Security Agreement) remain outstanding) Agent as its lawful attorney-in-fact with full authority to make, adjust, settle claims under and/or cancel such insurance and to endorse the name of the Borrower or any Guarantor on any instruments or drafts issued by or upon any insurance companies.

5.25.13 Change of Principal Place of Business. The Borrower and Guarantors hereby understand and agree that if, at any time hereafter, the Borrower or Guarantor elects to move its Executive Office, or if the Borrower or Guarantor elects to change its name, identity, any trade name used to identify it in the conduct of its business or in the ownership of its properties, or its structure to other than as existing on the date hereof, the Borrower and Guarantors will notify the Agent in writing at least 30 days prior thereto.

5.25.14 Waivers. With respect to each of the Collateral Locations, the Borrower and Guarantors will obtain such waivers of lien, estoppel certificates or subordination agreements as the Required Banks may reasonably require to insure the priority of its security interest in that portion of the Collateral situated at such locations.

5.25.15 Name and Jurisdiction of Organization. The exact legal name of the Borrower and each Guarantor and the state of incorporation or organization for the Borrower and each Guarantor is as set forth below:

Bassett Furniture Industries, Incorporated – Virginia

Bassett Furniture Industries of North Carolina, Inc. – North Carolina

The E.B. Malone Corporation—Delaware

Bassett Direct Stores, Inc.—Virginia

Bassett Direct NC, LLC—Virginia

Bassett Direct SC, LLC—Virginia

SECTION 5.26. Environmental Release. Each Loan Party agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 5.27 Additional Covenants, Etc. In the event that at any time this Agreement is in effect or any Note remains unpaid any Loan Party shall enter into any agreement, guarantee, indenture or other instrument governing, relating to, providing for commitments to advance or guaranteeing any Financing or to amend any terms and conditions applicable to any Financing, which agreement, guarantee, indenture or other instrument includes covenants, warranties, representations, defaults or events of default (or any other type of restriction which would have the practical effect of any of the foregoing, including, without limitation, any “put” or mandatory prepayment of such debt) or other terms or conditions not substantially as, or in addition to those, provided in this Agreement or any other Loan Document, or more favorable to the lender or other counterparty thereunder than those provided in this Agreement or any other Loan Document, the Loan Party shall promptly so notify the Agent and the Banks. Thereupon, if the Agent shall request by written notice to the Loan Party (after a determination has been made by the Required Banks that any of the above referenced documents or instruments contain any provisions which either individually or in the aggregate are more favorable than one of the provisions set forth herein), the Loan Parties, the Agent and the Banks shall enter into an amendment to this Agreement providing for substantially the same such covenants, warranties, representations, defaults or events of default or other terms or conditions as those provided for in such agreement, guarantee, indenture or other instrument, to the extent required and as may be selected by the Agent, such amendment to remain in effect, unless otherwise specified in writing by the Agent, for the entire duration of the stated term to maturity of such Financing (to and including the date to which the same may be extended at the option of the Loan Party), notwithstanding that such Financing might be earlier terminated by prepayment, refinancing, acceleration or otherwise, provided that if any such agreement, guarantee, indenture or other instrument shall be modified, supplemented, amended or restated so as to modify, amend or eliminate from such agreement, guarantee, indenture or other instrument any such covenant, warranty, representation, default or event of default or other term or condition so made a part of this Agreement, then unless required by the Agent pursuant to this Section, such modification, supplement or amendment shall not operate to modify, amend or eliminate such covenant, warranty, representation, default or event of default or other term or condition as so made a part of this Agreement.

SECTION 5.28. Transactions with Affiliates. No Loan Party nor any Subsidiary of a Loan Party shall enter into, or be a party to, any transaction with any Affiliate of a Loan Party or such Subsidiary (which Affiliate is not a Loan Party or a Subsidiary of a Loan Party), except: (1) Existing Affiliate Transactions; and (2) as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are fully disclosed to the Agent and the Banks, consented to in writing by the Required Banks, and are no less favorable to the Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate. As used herein, “Existing Affiliate Transactions” shall mean: (1) any loan or advance permitted under Section 5.12(i); and (2) transactions between the Borrower or any Consolidated Subsidiary and one or more of LRG Furniture, LLC, Zenith Freightlines, LLC, The Accessory Group, Ltd., the Bassett Asset Fund and IHFC, which transactions are in accordance with applicable laws, in the ordinary course of business, consistent with the practices of the Borrower and the Consolidated Subsidiaries on the Closing Date and pursuant to reasonable terms no less favorable to the Borrower or such Consolidated Subsidiary than would be obtained in a comparable arm’s length transaction with a person which is not an Affiliate.

SECTION 5.29 Material Subsidiaries. (a) The Loan Parties shall cause any Person which becomes a Material Subsidiary after the Closing Date to become a party to, and agree to be bound by the terms of, this Agreement and the Security Agreement pursuant to a Joinder Agreement, in the form attached hereto as Exhibit F satisfactory to the Agent in all respects and executed and delivered to the Agent within ten (10) Domestic Business Days after the day on which such Person became a Material Subsidiary. The Borrower shall also cause the items specified in Section 3.01(c), (f), (h), (i) and (l) to be delivered to the Agent concurrently with the instrument referred to above, modified appropriately to refer to such instrument and such Material Subsidiary.

(b) The Borrower shall, or shall cause any Subsidiary (the “Pledgor Subsidiary”) to, pledge the lesser of 65% or the entire interest owned by the Borrower and such Pledgor Subsidiary, of the shares of Capital Stock or equivalent equity interests in any Person which becomes a Foreign Subsidiary after the Closing Date pursuant to a pledge agreement in the form attached hereto as Exhibit K executed and delivered by the Borrower or such Pledgor Subsidiary to the Agent within ten (10) Domestic Business Days after the day on which such Person became a Foreign Subsidiary and shall deliver to the Agent such shares of capital stock together with stock powers executed in blank. The Borrower shall also cause the items specified in Section 3.01(c), (f) and (l) to be delivered to the Agent concurrently with the pledge agreement referred to above, modified appropriately to refer to such pledge agreement, Pledgor and such Foreign Subsidiary.

(c) Once any Subsidiary becomes a Material Subsidiary and therefore becomes a party to this Agreement in accordance with Section 5.29(a) or any shares of capital stock of a Foreign Subsidiary are pledged to the Agent in accordance with Section 5.29(b), such Subsidiary (including, without limitation, all Initial Guarantors) thereafter shall remain a party to this Agreement and the shares of capital stock in such Foreign Subsidiary (including, without limitation, all initial Foreign Subsidiaries) shall remain subject to the pledge to the Agent, as the case may be, even if: (i) such Material Subsidiary ceases to be a Material Subsidiary; or (ii) such Foreign Subsidiary ceases to be a Foreign Subsidiary; provided that if a Material Subsidiary or Foreign Subsidiary ceases to be a Subsidiary of the Borrower as a result of the Borrower’s transfer or sale of one hundred percent (100%) of the capital stock of such Subsidiary in accordance with and to the extent permitted by the terms of Section 5.17, the Agent and the Banks agree to release such Subsidiary from the Guaranty and release the shares of capital stock of such Subsidiary from the Pledge Agreement.

SECTION 5.30. No Restrictive Agreement. No Loan Party will, nor will any Loan Party permit any of its Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, any of the following by the Loan Party or any such Subsidiary: the incurrence or payment of Debt, the granting of Liens, the declaration or payment of Restricted Payments or other distributions in respect of Capital Stock of the Loan Party or any Subsidiary, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of property, real, personal or mixed, tangible or intangible; provided, that Debt incurred under Section 5.32 and secured by a Lien permitted under Section 5.14(c) may prohibit the granting of a Lien on any asset acquired or constructed with the proceeds of such Debt.

SECTION 5.31. Subsidiaries, Partnerships and Joint Ventures. No Loan Party shall: (1) create, acquire, form or otherwise permit to exist, any Subsidiary other than Subsidiaries that are Subsidiaries existing on the date hereof and described on Schedule 4.08; or (2) become a general partner in any general or limited partnership or joint venture; provided that: (1) so long as Schedule 4.08 is revised within fifteen (15) Domestic Business Days after the date that a Subsidiary is created, acquired or formed, a Loan Party may create, acquire or form a Subsidiary so long as after giving pro forma effect to such creation, acquisition or formation no Default or Event of Default shall occur or exist (including, without limitation, any breach of the limitations set forth in Section 5.13); and (2) a Subsidiary of a Loan Party that is a corporation or limited liability company may become a general partner in a general or limited partnership or joint venture so long as the sole assets of such Subsidiary consist of its interest in such partnership or joint venture and after giving pro-forma effect to such action, no Default or Event of Default (including, without limitation, a breach of any limitation set forth in Section 5.13) shall occur or exist.

SECTION 5.32. Additional Debt. No Loan Party or Subsidiary of a Loan Party shall directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under Capital Leases), except for: (a) the Debt owed to the Banks, Swing Line Lender and the

Issuing Banks; and (b) the Debt existing and outstanding on August 25, 2007 described on Schedule 5.32; (c) Debt incurred or assumed for the purpose of financing no more than 80% of the cost of acquiring or constructing an asset provided that: (i) the aggregate outstanding principal amount of the Debt of the Loan Parties and their respective Subsidiaries incurred under this Section 5.32(c) shall not exceed, at any time, $15,000,000; and (ii) such Lien attaches to such asset (and no asset other than the asset so acquired or constructed) concurrently with or within eighteen (18) months after the acquisition or completion of construction thereof; and (d) Debt not otherwise permitted under this Section 5.32, the aggregate outstanding principal amount of which shall not, at any time, exceed $15,000,000.

SECTION 5.33. Approved Funds. No Loan Party nor any Subsidiary of a Loan Party shall permit an Approved Fund to: (i) create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by such Approved Fund; (ii) make Investments except: (A) in the case of the Bassett Asset Fund, in accordance with the Bassett Asset Fund Investment Policy, and (B) in the case of Approved Funds other than the Bassett Asset Fund, in the ordinary course of business and consistently with practices existing on August 25, 2007; (iii) make loans or advances to any Person except in the case of the Bassett Asset Fund as set forth in the Bassett Asset Fund Investment Policy; (iv) consolidate or merge with or into, or except as permitted under Section 5.33(ii) sell, lease or otherwise transfer any of its assets; (v) make or declare any dividend or distribution except: (A) in the case of the Bassett Asset Fund, to the Borrower in accordance with the Bassett Asset Fund Investment Policy, and (B) in the case of Approved Funds other than the Bassett Asset Fund, in the ordinary course of business and consistently with practices existing on August 25, 2007; (vi) directly or indirectly, issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under Capital Leases); or (vii) in the case of the Bassett Asset Fund after the Closing Date, amend or modify the limited partnership agreement pursuant to which the Bassett Asset Fund is formed. The Borrower shall not make any withdrawal from an Approved Fund unless after giving effect to such withdrawal the Borrower shall be able to fully perform its obligations under Section 6.04. In furtherance and not in limitation of the foregoing in connection with any such withdrawal, the Borrower shall obtain the acknowledgment and agreement of: (A) in the case of the Bassett Asset Fund, the general partner under the Bassett Asset Fund that such withdrawal shall not limit the Borrower’s right to withdraw funds in the future from the Bassett Asset Fund, and (B) in the case of Approved Funds other than the Bassett Asset Fund, by the manager of such Approved Fund that such withdrawal shall not limit the Borrower’s right to withdraw funds in the future from such Approved Fund.

SECTION 5.34. Intentionally Deleted.

SECTION 5.35. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will at no time be less than $175,000,000 plus 100% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received during any period after the Fiscal Year ended November 30, 2002, calculated quarterly.

SECTION 5.36. Liquidity Borrowing Base. At the end of each Fiscal Quarter commencing with the Fiscal Quarter ending on August 25, 2007 and continuing on the last day of each Fiscal Quarter thereafter, the ratio of Test Debt to Test Assets shall not be greater than 1.0.

SECTION 5.37. Minimum Marketable Investments. The fair market value of the Marketable Investments in Borrower’s Securities Account (as such term is defined in the Securities Account Control Agreement of even date herewith) and subject to a valid, enforceable and perfected first, priority lien and security interest for the benefit of the Agent, as agent for the Secured Parties, will at no time be less than $15,000,000. As used herein, “Marketable Investments” means: (i) direct obligations of the United States Government or any agency or instrumentality thereof maturing within one year from the date of acquisition, and (ii) investment securities and funds that are: (1) publicly traded on a national securities exchange; and (2) of a quality equivalent (or better) than the equity investments of Borrower on August 25, 2007 and set forth on Schedule 5.37.

ARTICLE VI

DEFAULTS

SECTION 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal of the Loan (including, without limitation, any Advance or Swing Line Advance) or shall fail to pay any interest on the Loan (including, without limitation, any Advance or Swing Line Advance) within five Domestic Business Days after such interest shall become due, or any Loan Party shall fail to pay any fee or other amount payable hereunder within five Domestic Business Days after such fee or other amount becomes due; or

(b) any Loan Party shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.03 to 5.18, inclusive, or Section 5.21, 5.32, 5.33, 5.34, 5.35, 5.36 or 5.37; or

(c) any Loan Party shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above) for thirty days after the earlier of (i) the first day on which any Loan Party has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Agent at the request of any Bank; or

(d) any representation, warranty, certification or statement made or deemed made by the Loan Parties in Article IV of this Agreement or in any financial statement, material certificate or other material document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e) any Loan Party or any Subsidiary of a Loan Party shall fail to make any payment in respect of Debt in an aggregate amount outstanding in excess of $1,000,000 (other than the Notes) when due or within any applicable grace period; or

(f) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of any Loan Party or any Subsidiary of a Loan Party in an aggregate amount in excess of $1,000,000 or the mandatory prepayment or purchase of such Debt by any Loan Party (or its designee) or such Subsidiary of a Loan Party (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(g) any Loan Party or any Subsidiary of a Loan Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h) an involuntary case or other proceeding shall be commenced against any Loan Party or any Subsidiary of a Loan Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Loan Party or any Subsidiary of a Loan Party under the federal bankruptcy laws as now or hereafter in effect; or

(i) any Loan Party or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by any Loan Party, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Loan Party or any Subsidiary of a Loan Party and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(k) a federal tax lien shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 6323 of the Code or a lien of the PBGC shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(l)(i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(m) there shall have occurred material uninsured damage to, or loss, theft or destruction of, any material part of the Collateral; or

(n) a default or event of default shall occur and be continuing under any of the Collateral Documents, Licensee Loan Guarantees or Letter of Credit Agreements or any Borrower, Pledgor Subsidiary or Guarantor shall fail to observe or perform any obligation to be observed or performed by it under any Collateral Document, Licensee Loan Guaranty or Letter of Credit Agreements, and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Collateral Document, Licensee Loan Guaranty or Letter of Credit Agreement; or

(o) the Borrower shall at any time fail to own 99% of the outstanding partnership interests of the Bassett Asset Fund; or

(p) the occurrence of any event, act or condition which the Required Banks determine either does or has a reasonable probability of causing a Material Adverse Effect; or

(q) a default or event of default shall occur and be continuing under the Hedge Agreement or any Loan Party shall fail to observe or perform any obligation to be observed or performed by it under the Hedge Agreement or the Hedge Agreement is terminated without the prior written consent of the Hedge Bank, then, and in every such event, the Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, (ii) if requested by the Swing Line Lender, by notice to the Borrower terminate the Swing Line facility set forth in Section 2.15, (iii) if requested by the Required Banks, by notice to the Issuing Banks, instruct the Issuing Banks to declare an Event of Default under the Letter of Credit Agreements, and (iv) if requested by the Required Banks, by notice to the Borrower declare the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Notes (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to any Loan Party, without any notice to any Loan Party or any other act by the Agent or the Banks, the Commitments and the Swing Line facility set forth in Section 2.15 shall thereupon automatically terminate and the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Notwithstanding the foregoing, the Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Banks. Notwithstanding the foregoing, the Agent shall have available to it all rights and remedies provided under the Loan Documents (including, without limitation, the Collateral Documents) and in addition thereto, all other rights and remedies at law or equity, and the Agent shall exercise any one or all of them at the request of the Required Banks.

SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

SECTION 6.03 Cash Cover. If any Event of Default shall have occurred and be continuing, the Borrower shall, if requested by the Agent, pay to the Agent, for the benefit of the Banks an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Agent) equal to the aggregate Undrawn Amounts, provided that, if any Event of Default specified in clause (g) or (h) above occurs, the Borrower shall be obligated to pay such amount to the Agent forthwith without any notice to the Borrower or any other act by the Agent.

SECTION 6.04. Approved Funds. In furtherance and not in limitation of any right or remedy of the Agent, the Issuing Banks, the Swing Line Lender or the Banks, the Borrower agrees that upon the occurrence of an Event of Default: (1) without any notice to the Borrower or other act by the

Agent, the Issuing Banks, the Swing Line Lender or the Banks, the Borrower shall immediately (and shall continue during the continuance of such Event of Default) withdraw from the Approved Funds the maximum amount of cash, cash equivalents and other distributions which may be withdrawn in accordance with the terms of such Approved Fund (which in the case of the Bassett Asset Fund shall be governed by that certain Limited Partnership Agreement dated July 1, 1998 by and among Private Advisors, LLC as general partner and the Borrower as limited partner, as amended by amendments dated December 1, 1998 and Second Amendment to Limited Partnership Agreement dated February 23, 2000 and that certain Third Amendment to Limited Partnership Agreement dated October 25, 2000) which funds shall be held as collateral pursuant to arrangements satisfactory to the Agent and shall be in an amount no less than $15,000,000; and (2) grant to the Agent for the benefit of the Secured Parties a first priority lien on and security interest upon all of the Borrower’s right, title and interest in and to the Approved Funds including, without limitation, any and all rights of the Borrower as a limited partner in the Bassett Asset Fund together with any and all payments, distributions and other amounts payable to the Borrower. In connection with such liens, the Borrower shall immediately execute security agreements, financing statements and such other agreements, documents and certificates as the Agent shall reasonably request.

SECTION 6.05. Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to Article VI hereof, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower or any other Loan Party hereunder, shall be applied by the Agent in the following order:

(a) the reasonable expenses incurred in connection with retaking, holding, preserving, processing, maintaining or preparing for sale, lease or other disposition of, any Collateral, including reasonable attorney’s fees and legal expenses pertaining thereto;

(b) amounts due to the Banks, Agent and the Issuing Banks pursuant to Sections 2.7(a), 2.7(b), 2.7(c), 2.7(d) and 9.03(a);

(c) payments of interest on Advances, Swing Line Advances, Licensee Loans and Letter of Credit Advances, to be applied for the ratable benefit of the Banks (with amounts payable in respect of Swing Line Advances and Licensee Loans being included in such calculation and paid to the Swing Line Lender or Licensee Lender, as the case may be);

(d) payments of principal of Advances, Swing Line Advances, Licensee Loans and Letter of Credit Advances, to be applied for the ratable benefit of the Banks (with amounts payable in respect of Swing Line Advances and Licensee Loans being included in such calculation and paid to the Swing Line Lender or Licensee Lender, as the case may be);

(e) payments of cash amounts to the Agent in respect of outstanding Letters of Credit pursuant to Section 6.03;

(f) payments of cash amounts to the Licensee Lender in respect of Licensee Loans, pursuant to Section 2 of the Licensee Loan Guaranty;

(g) amounts due to the Issuing Banks, the Agent and the Banks pursuant to Sections 7.05 and 9.03(b) and (c);

(h) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Secured Parties;

(i) any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.

ARTICLE VII

THE AGENT

SECTION 7.01. Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Loan Party to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Banks, and then only on terms and conditions satisfactory to the Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The provisions of this Article VII are solely for the benefit of the Agent and the Banks, and no Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and under the other Loan Documents, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Loan Parties. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank.

SECTION 7.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

SECTION 7.03. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on the Loans) unless the Agent has received notice from a Bank or the Borrower specifying such Default or

Event of Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall give each Bank prompt notice of each non-payment of principal of or interest on the Loan, whether or not it has received any notice of the occurrence of such non-payment. The Agent shall (subject to Section 9.05) take such action with respect to such Default or Event of Default as shall be directed by the Required Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

SECTION 7.04. Rights of Agent and its Affiliates as a Bank. With respect to any Advance made by BB&T or an Affiliate of BB&T, such Affiliate and BB&T in their capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not an Affiliate of BB&T (or in BB&T’s case, acting as the Agent), and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include such Affiliate of BB&T or BB&T in its individual capacity. Such Affiliate and BB&T may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with any Loan Party (and any of the Affiliates of any Loan Party) as if they were not an Affiliate of the Agent or the Agent, respectively; and such Affiliate and BB&T may accept fees and other consideration from any Loan Party (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and BB&T) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Banks.

SECTION 7.05. Indemnification. Each Bank severally agrees to indemnify the Agent, to the extent the Agent shall not have been reimbursed by the Borrower, ratably in accordance with its Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however, that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

SECTION 7.06. CONSEQUENTIAL DAMAGES. THE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY BANK, THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 7.07. Payee of Note Treated as Owner. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the provisions of Section 9.07(c) have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

SECTION 7.08. Non-Reliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Loan Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself (or any Bank) informed as to the performance or observance by the Loan Parties of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Loan Parties or any other Person (or any of their Affiliates) which may come into the possession of the Agent.

SECTION 7.09. Failure to Act. Except for action expressly required of the Agent hereunder or under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Agent by reason of taking, continuing to take, or failing to take any such action.

SECTION 7.10. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent’s notice of resignation or the Required Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent. Any successor Agent shall be a bank which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

(a) the Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b) the Required Banks advise the Agent that the London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding the Advances for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Agent at least 2 Domestic Business Days before the date of any Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Prime Rate Borrowing.

SECTION 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loan and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make its portion of the Euro-Dollar Loan shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its portion of the outstanding Euro-Dollar Loan to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of the Euro-Dollar Loan of such Bank, together with accrued interest thereon and any amount due such Bank pursuant to Section 8.05(a). Concurrently with prepaying such Euro-Dollar Loan, the Borrower shall borrow a Prime Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Prime Rate Loan.

SECTION 8.03. Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

(i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Loan, its Notes or its obligation to make a Euro-Dollar Loan, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Loan or any other amounts due under this Agreement in respect of its Euro-Dollar Loan or its obligation to make a Euro-Dollar Loan (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

(iii) shall impose on any Bank (or its Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro-Dollar Loan, its Notes or its obligation to make a Euro-Dollar Loan;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank’s capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) The provisions of this Section 8.03 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

SECTION 8.04. Prime Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make or maintain a Euro-Dollar Loan has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days’ prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Advances which would otherwise be made by such Bank as part of a Euro-Dollar Loan shall be made instead as a Prime Rate Loan, and

(b) after its portion of the Euro-Dollar Loan has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loan shall be applied to repay its Prime Rate Loan instead.

In the event that the Borrower shall elect that the provisions of this Section shall apply to any Bank, the Borrower shall remain liable for, and shall pay to such Bank as provided herein, all amounts due such Bank under Section 8.03 in respect of the period preceding the date of conversion of such Bank’s portion of the Loan resulting from the Borrower’s election.

SECTION 8.05. Compensation. Upon the request of any Bank, delivered to the Borrower and the Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense incurred by such Bank as a result of:

(a) any payment or prepayment (pursuant to Section 2.09, Section 2.10, Section 8.02 or otherwise) of a Euro-Dollar Loan on a date other than the last day of an Interest Period for such Euro-Dollar Loan;

(b) any failure by the Borrower to prepay a Euro-Dollar Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder; or

(c) any failure by the Borrower to borrow a Euro-Dollar Loan on the date for the Borrowing specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02.

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Loan provided for herein over (y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or Article VIII shall not be effective until received.

SECTION 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03. Expenses; Documentary Taxes; Indemnification. (a) The Loan Parties shall, jointly and severally, pay (i) all expenses of the Agent, including fees and disbursements of the Agent in connection with any field audits and investigations and fees and disbursements of special counsel for the Agent, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Agent or any Bank, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

(b) The Loan Parties shall, jointly and severally, indemnify the Agent and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

(c) The Loan Parties shall, jointly and severally, indemnify the Agent, the Banks and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder or breach by any Loan Party of this Agreement or any other Loan Document or from investigation, litigation (including, without limitation, any actions taken by the Agent or any of the Banks to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Loan Parties shall reimburse the Agent and each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

SECTION 9.04. Setoffs; Sharing of Set-Offs. (a) Each Loan Party hereby grants to each Bank, as security for the full and punctual payment and performance of the obligations of each Loan Party under this Agreement, a continuing lien on and security interest in all deposits and other sums credited by or due from such Bank to such Loan Party or subject to withdrawal by such Loan Party; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, each Bank may at any time upon or after the occurrence of any Event of Default, and without notice to any Loan Party, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom.

(b) Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Letter of Credit Advances and Notes held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of all Letter of Credit Advances and principal and interest owing with respect to the Notes held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Letter of Credit Advances and Notes held by the other Banks owing to such other Banks, and/or such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Letter of Credit Advances and Notes held by the Banks owing to such other Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Loan Parties other than its indebtedness under the Letter of Credit Advances and Notes, and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Bank’s ratable share (according to the proportion of (x) the amount of such other Bank’s required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Loan Parties agree, to the fullest extent they may effectively do so under applicable law, that any holder of a participation in the Letter of Credit Advances or Notes, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Loan Parties in the amount of such participation.

SECTION 9.05. Amendments and Waivers. (a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) change the Commitment of any Bank or subject any Bank to any additional obligation, (ii) change the principal of or decrease the rate of interest on any Advance or decrease any fees (excluding Facing Fees and other fees payable solely to an Issuing Bank for its own account) hereunder, (iii) change the date fixed for any payment of principal of or interest on any Advance or any fees (excluding Facing Fees and other fees payable solely to an Issuing Bank for its own account) hereunder, (iv) change the amount of principal, decrease the amount of interest or decrease the amount of fees (excluding Facing Fees and other fees payable solely to an Issuing Bank for its own account) due on any date fixed for the payment thereof, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the percentage of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the other Loan Documents, (vii) release or substitute all or any substantial part of the Collateral held as security for the Obligations, (viii) change or modify the definitions of “Borrowing Base”, “Eligible Accounts” or “Eligible Inventory”, or (ix) release any guaranty given to support payment of the Guaranteed Obligations and provided further that: (I) no amendment or waiver shall, unless signed by the Swing Line Lender, (A) modify or amend Section 2.15; or (B) change in any manner, any term or condition applicable to the Swing Line Advances; and (II) no amendment or waiver shall, unless signed by the Issuing Banks, (A) modify or amend Section 2.03; or (B) change in any manner, any term or condition applicable to the Letters of Credit or the Letter of Credit Agreements. The amount of Facing Fees and other fees payable solely to the Issuing Banks for their own account may be amended, from time to time, by the Borrower and the Issuing Banks, without the approval of any of the Banks by the Borrower and the Issuing Banks.

(b) No Loan Party will solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Bank forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Banks. No Loan Party will, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Banks.

SECTION 9.06. Margin Stock Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Loan Party may assign or otherwise transfer any of its rights under this Agreement.

(b) Any Bank may at any time sell to one or more Persons (each a “Participant”) participating interests in any Advance owing to such Bank, any Note held by such Bank, any Commitment hereunder or any other interest of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank’s obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related Advance or Advances, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Advance or Advances, (iii) the change of the principal of the related Advance or Advances, (iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) facility fee is payable hereunder from the rate at which the Participant is entitled to receive interest or facility fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral (if any) held as security for the Obligations, or (vi) the release of any guaranty given to support payment of the Guaranteed Obligations. Each Bank selling a participating interest in any Advance, Note, Commitment or other interest under this Agreement shall, within 10 Domestic Business Days of such sale, provide the Borrower and the Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. The Loan Parties agree that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Loans outstanding from time to time.

(c) Any Bank may at any time assign to one or more banks or financial institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit J, executed by such Assignee, such transferor Bank and the Agent (and, in the case of: (i) an Assignee that is not then a Bank or an Affiliate of a Bank; and (ii) an assignment not made during the existence of a Default or an Event of Default, by the Borrower); provided that (i) no interest may be sold by a Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank’s Commitment, (ii) the amount of the Commitment of the assigning Bank being assigned pursuant to such assignment (determined as of the effective date of the assignment) shall be equal to $5,000,000 (or any larger multiple of $1,000,000), (iii) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank without the consent of the Borrower, which consent shall not be unreasonably withheld, provided that the Borrower’s consent shall not be necessary with respect to any assignment made during the existence of a Default or an Event of Default; (iv) a Bank may not have more than two Assignees that are not then Banks at any one time, and (v) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank, without the consent of the Agent, which consent shall not be unreasonably withheld, provided, that although the Agent’s consent may not be necessary with respect to an Assignee that is then a Bank or an Affiliate of a Bank, no such assignment shall be effective until the conditions set forth in the following sentence are satisfied. Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Agent and (if applicable) the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Agent, (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, and (D) payment by the assigning Bank of a processing and recordation fee of $3,500 to the Agent if the Assignee is not a Bank or Affiliate of a Bank and $1,000 if the Assignee is a Bank or Affiliate of a Bank, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to each of such Assignee and such transferor Bank.

(d) Subject to the provisions of Section 9.08, the Loan Parties authorize each Bank to disclose to any Participant, Assignee or other transferee (each a “Transferee”) and any prospective Transferee any and all financial and other information in such Bank’s possession concerning the Loan Parties which has been delivered to such Bank by the Loan Parties pursuant to this Agreement or which has been delivered to such Bank by the Loan Parties in connection with such Bank’s credit evaluation prior to entering into this Agreement.

(e) No Transferee shall be entitled to receive any greater payment under Section 8.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) Anything in this Section 9.07 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of the Loan and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loan and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect of such assigned Loan and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

SECTION 9.08. Confidentiality. Each Bank agrees to exercise its best efforts to keep any information delivered or made available by the Loan Parties to it which is clearly indicated to be confidential information, confidential from anyone other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loan; provided, however, that nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Agent, any Bank or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Bank’s legal counsel and independent auditors and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.08.

SECTION 9.09. Representation by Banks. Each Bank hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Advances hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 9.07, the disposition of the Note or Notes held by that Bank shall at all times be within its exclusive control.

SECTION 9.10. Obligations Several. The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

SECTION 9.11. Survival of Certain Obligations. Sections 8.03(a), 8.03(b), 8.05 and 9.03, and the obligations of the Loan Parties thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement, the Swing Line facility described in Section 2.15 and the Commitments and the payment in full of the principal of and interest on all Advances and Swing Line Advances.

SECTION 9.12. North Carolina Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of North Carolina.

SECTION 9.13. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

SECTION 9.14. Interest. In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Bank by the Borrower or inadvertently received by any Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

SECTION 9.15. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 9.16. Consent to Jurisdiction. The Loan Parties (a) submit to personal jurisdiction in the State of North Carolina, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of North Carolina for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section 9.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Agent from bringing any action or exercising any rights against any security and against the Loan Parties personally, and against any assets of the Loan Parties, within any other state or jurisdiction.

SECTION 9.17. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 9.18. Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that not later than November 30, 2007, or such other date as may be agreed to by the Agent, in its sole secretion, the Borrower shall have delivered to the Agent Securities Account Control Agreements for such accounts and in form and content reasonably satisfactory to the Agent.

All provisions of this Agreement and the other Loan Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the date of this Agreement the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 9.18 and (y) all representations and warranties relating to the Collateral Documents shall be required to be true immediately after the actions required to be taken by this Section 9.18 have been taken (or were required to be taken). The acceptance of the benefits of the Advances shall constitute a covenant and agreement by each Loan Party to the Agent that the actions required pursuant to this Section 9.18 will be, or have been, taken within the relevant time periods referred to in this Section 9.18 and that, at such time, all representations and warranties contained in this Agreement and the other Loan Documents shall then be true and correct without any modification pursuant to this Section 9.18. The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

ARTICLE X

GUARANTY

SECTION 10. Licensee Loan Guaranty. The Borrower hereby acknowledges and agrees that a termination of the Commitments under the Credit Agreement (whether on the Termination Date or at any time prior to the Termination Date for any reason) shall constitute termination of the Credit Agreement for purposes of subsection (f) of the definition of “Guaranty Trigger Event” set forth in the Licensee Loan Guarantees.

SECTION 10.01. Unconditional Guaranty. Each Guarantor hereby irrevocably, unconditionally and jointly and severally guarantees, each as a primary obligor and not merely as a surety, to the Agent, the Issuing Banks and the Banks (including, without limitation, the Swing Line Lender) the due and punctual payment of the principal of and the premium, if any, and interest on the Guaranteed Obligations and any and all other amounts due under or pursuant to the Loan Documents, when and as the same shall become due and payable (whether at stated maturity or by optional or mandatory prepayment or by declaration, redemption or otherwise) in accordance with the terms of the Loan Documents. The Guarantors’ guaranty under this Section is an absolute, present and continuing guarantee of payment and not of collectibility, and is in no way conditional or contingent upon any attempt to collect from the Borrower, any of the Guarantors or any other guarantor of the Guaranteed Obligations (or any portion thereof) or upon any other action, occurrence or circumstances whatsoever. In the event that the Borrower or any Guarantor shall fail so to pay any such principal, premium, interest or other amount to the Agent, an Issuing Bank or a Bank, the Guarantors will pay the same forthwith, without demand, presentment, protest or notice of any kind (all of which are waived by the Guarantors to the fullest extent permitted by law), in lawful money of the United States, at the place for payment specified in Loan Documents or specified by such Agent in writing, to such Agent. The Guarantors further agree, promptly after demand, to pay to the Agent, the Issuing Banks and Banks the costs and expenses incurred by such Agent, an Issuing Bank or Bank in connection with enforcing the rights of such Agent, Issuing Banks and Banks against the Borrower and any or all of the Guarantors (whether in a bankruptcy proceeding or otherwise) following any default in payment of any of the Guarantied Obligations or the obligations of the Guarantors hereunder, including, without limitation, the fees and expenses of counsel to the Agent, Issuing Banks and such Banks.

SECTION 10.02. Obligations Absolute. The obligations of the Guarantors hereunder are and shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of this Agreement, any of the Guaranteed Obligations or any of the Loan Documents, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim any of the Guarantors may have against the Borrower, any other Guarantor or the Agent, either Issuing Bank or any Bank hereunder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, to the fullest extent permitted by law, any circumstance or condition whatsoever (whether or not any of the Guarantors shall have any knowledge or notice thereof), including, without limitation:

(a) any amendment or modification of or supplement to any of the Loan Documents or any other instrument referred to herein or therein, or any assignment or transfer of any thereof or of any interest therein, or any furnishing or acceptance of additional security for any of the Guaranteed Obligations;

(b) any waiver, consent or extension under any Loan Document or any such other instrument, or any indulgence or other action or inaction under or in respect of, or any extensions or renewals of, any Loan Document, any such other instrument or any Guaranteed Obligation;

(c) any failure, omission or delay on the part of the Agent to enforce, assert or exercise any right, power or remedy conferred on or available to the Agent, either Issuing Bank or any Bank against the Borrower or any Guarantor, any Subsidiary of the Borrower or any other Guarantor;

(d) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Borrower, any Subsidiary of the Borrower or any Guarantor or any property of the Borrower or any such Subsidiary or any unavailability of assets against which the Guaranteed Obligations, or any of them, may be enforced;

(e) any merger or consolidation of the Borrower, any Subsidiary of the Borrower or any Guarantor or any of the Guarantors into or with any other Person or any sale, lease or transfer of any or all of the assets of any of the Guarantors, the Borrower or any Subsidiary of the Borrower to any Person;

(f) any failure on the part of the Borrower or any Subsidiary of the Borrower or any Guarantor for any reason to comply with or perform any of the terms of any agreement with any of the Guarantors;

(g) any exercise or non-exercise by the Agent, either Issuing Bank or any Bank, of any right, remedy, power or privilege under or in respect of any of the Loan Documents or the Guaranteed Obligations, including, without limitation, under this Section;

(h) any default, failure or delay, willful or otherwise, in the performance or payment of any of the Guaranteed Obligations;

(i) any furnishing or acceptance of security, or any release, substitution or exchange thereof, for any of the Guaranteed Obligations;

(j) any failure to give notice to any of the Guarantors of the occurrence of any breach or violation of, or any event of default or any default under or with respect to, any of the Loan Documents or the Guaranteed Obligations;

(k) any partial prepayment, or any assignment or transfer, of any of the Guaranteed Obligations; or

(l) any other circumstance (other than indefeasible payment in full) which might otherwise constitute a legal or equitable discharge or defense of a guarantor or which might in any manner or to any extent vary the risk of such Guarantor.

The Guarantors covenant that their respective obligations hereunder will not be discharged except by complete performance of the obligations contained in the Loan Documents and this Agreement and the final and indefeasible payment in full of the Guaranteed Obligations. The Guarantors unconditionally waive, to the fullest extent permitted by law (A) notice of any of the matters referred to in this Section, (B) any and all rights which any of the Guarantors may now or hereafter have arising under, and any right to claim a discharge of the Guarantor’s obligations hereunder by reason of the failure or refusal by the Agent, either Issuing Bank or any Bank to take any action pursuant to a notice given under, Sections 26-7, 26-8 or 26-9 of the North Carolina General Statutes or any similar or successor provisions,

(C) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of the Agent, either Issuing Bank or any Bank against the Guarantors, including, without limitation, presentment to or demand of payment from the Borrower, any of the Borrower’s Subsidiaries or any of the other Guarantors with respect to any Loan Document or this agreement, notice of acceptance of the Guarantors’ guarantee hereunder and/or notice to the Borrower, any of the Borrower’s Subsidiaries or any Guarantor of default or protest for nonpayment or dishonor, (D) any diligence in collection from or protection of or realization upon all or any portion of the Guaranteed Obligations or any security therefor, any liability hereunder, or any party primarily or secondarily liable for all or any portion of the Guaranteed Obligations, and (E) any duty or obligation of the Agent, either Issuing Bank or any Bank to proceed to collect all or any portion of the Guaranteed Obligations from, or to commence an action against, the Borrower, any Guarantor or any other Person, or to resort to any security or to any balance of any deposit account or credit on the books of the Agent, either Issuing Bank or any Bank in favor of the Borrower, any Guarantor or any other Person, despite any notice or request of any of the Guarantors to do so.

SECTION 10.03. Continuing Obligations; Reinstatement. The obligations of the Guarantors under this Article X are continuing obligations and shall continue in full force and effect until such time as all of the Guaranteed Obligations (and any renewals and extensions thereof) shall have been finally and indefeasibly paid and satisfied in full. The obligations of the Guarantors under this Article X shall continue to be effective or be automatically reinstated, as the case may be, if any payment made by the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor on, under or in respect of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the recipient upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Guarantor or any such Subsidiary, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Borrower, any Guarantor or any such Subsidiary or any substantial part of the property of the Borrower, any Guarantor or any such Subsidiary, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of all or any portion of the Guaranteed Obligations shall at any time have occurred and be continuing, and such acceleration shall at such time be stayed, enjoined or otherwise prevented for any reason, including without limitation because of the pendency of a case or proceeding relating to the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor under any bankruptcy or insolvency law, for purposes of this Article X and the obligations of the Guarantors hereunder, such Guaranteed Obligations shall be deemed to have been accelerated with the same effect as if such Guaranteed Obligations had been accelerated in accordance with the terms of the applicable Loan Documents or of this Agreement.

SECTION 10.04. Additional Security, Etc. The Guarantors authorize the Agent on behalf of the Issuing Banks and Banks without notice to or demand on the Guarantors and without affecting their liability hereunder, from time to time (a) to obtain additional or substitute endorsers or guarantors; (b) to exercise or refrain from exercising any rights against, and grant indulgences to, the Borrower, any Subsidiary of the Borrower, any other Guarantor or others; and (c) to apply any sums, by whomsoever paid or however realized, to the payment of the principal of, premium, if any, and interest on, and other obligations consisting of, the Guaranteed Obligations. The Guarantors waive any right to require the Agent, either Issuing Bank or any Bank to proceed against any additional or substitute endorsers or guarantors or the Borrower or any of their Subsidiaries or any other Person or to pursue any other remedy available to the Agent, either Issuing Bank or any such Bank.

SECTION 10.05. Information Concerning the Borrowers. The Guarantors assume all responsibility for being and keeping themselves informed of the financial condition and assets of the Borrower, the other Guarantors and their respective Subsidiaries, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantors assume and insure hereunder, and agree that neither the Agent, either Issuing Bank nor any Bank shall have any duty to advise the Guarantors of information known to the Agent, either Issuing Bank or any such Bank regarding or in any manner relevant to any of such circumstances or risks.

SECTION 10.06. Guarantors’ Subordination. The Guarantors hereby absolutely subordinate, both in right of payment and in time of payment, any present and future indebtedness of the Borrower or any Subsidiary of the Borrower or any Guarantor to any or all of the Guarantors to the indebtedness of the Borrower or any such Subsidiary to the Issuing Banks or the Banks (or any of them), provided that the Guarantors may receive scheduled payments of principal, premium (if any) and interest in respect of such present or future indebtedness so long as there is no Event of Default then in existence.

SECTION 10.07. Waiver of Subrogation. Notwithstanding anything herein to the contrary, the Guarantors hereby waive any right of subrogation (under contract, Section 509 of the Bankruptcy Code or otherwise) or any other right of indemnity, reimbursement or contribution and hereby waive any right to enforce any remedy that the Agent, either Issuing Bank or any Bank now has or may hereafter have against the Borrower, any Guarantor or any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and the Guarantors hereby waive any benefit of, and any right to participate in, any security or collateral given to the Agent, either Issuing Bank or any Bank to secure payment or performance of the Guaranteed Obligations or any other liability of the Borrower to the Agent, either Issuing Bank or any Bank. The waiver contained in this Section shall continue and survive the termination of this Agreement and the final and indefeasible payment in full of the Guaranteed Obligations.

SECTION 10.08. Enforcement. In the event that the Guarantors shall fail forthwith to pay upon demand of the Agent, either Issuing Bank or any Bank any amounts due pursuant to this Article X or to perform or comply with or to cause performance or compliance with any other obligation of the Guarantors under this Agreement, the Agent, either Issuing Bank or any Bank shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid or for the performance of or compliance with such terms, and may prosecute any such action or proceeding to judgment or final decree and may enforce such judgment or final decree against the Guarantors and collect in the manner provided by law out of the property of the Guarantors, wherever situated, any monies adjudged or decreed to be payable. The obligations of the Guarantors under this Agreement are continuing obligations and a fresh cause of action shall arise in respect of each default hereunder.

SECTION 10.09. Miscellaneous. Except as may otherwise be expressly agreed upon in writing, the liability of the Guarantors under this Article X shall neither affect nor be affected by any prior or subsequent guaranty by the Guarantors of any other indebtedness to the Agent, the Issuing Banks or the Banks. Notwithstanding anything in this Article X to the contrary, the maximum liability of each Guarantor hereunder shall in no event exceed the maximum amount which could be paid out by such Guarantor without rendering such Guarantor’s obligations under this Article X, in whole or in part, void or voidable under applicable law, including, without limitation, (i) the Bankruptcy Code of 1978, as amended, and (ii) any applicable state or federal law relative to fraudulent conveyances.

SECTION 10.10. Amended, Restated and Replacement Agreement. This Agreement amends, restates and replaces in its entirety the Original Credit Agreement, all effective as of the Restatement Effective Date. Any reference to the “Bassett Credit Agreement” contained in a Licensee Loan Guaranty shall refer to this Agreement. The term “Financial Agreement” as defined in the Hedge Agreement shall include, without limitation, this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

[Corporate Seal]	By:	/s/ Barry C. Safrit (SEAL)
	Name:	Barry C. Safrit
	Title:	Senior Vice President and Chief Financial Officer

	By:	/s/ Jay R. Hervey (SEAL)
	Name:	Jay R. Hervey
	Title:	Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Barry C. Safrit

Telecopy number: (276) 629-6332

Telephone number: (276) 629-6000

BASSETT FURNITURE INDUSTRIES OF NORTH CAROLINA, INC.

[Corporate Seal]	By:	/s/ Barry C. Safrit (SEAL)
	Name:	Barry C. Safrit
	Title:	Senior Vice President and Chief Financial Officer

	By:	/s/ Jay R. Hervey (SEAL)
	Name:	Jay R. Hervey
	Title:	Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Barry C. Safrit

Telecopy number: (276) 629-6332

Telephone number: (276) 629-6000

THE E.B. MALONE CORPORATION

[Corporate Seal]	By:	/s/ Barry C. Safrit (SEAL)
	Name:	Barry C. Safrit
	Title:	Senior Vice President and Chief Financial Officer

	By:	/s/ Jay R. Hervey (SEAL)
	Name:	Jay R. Hervey
	Title:	Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Barry C. Safrit

Telecopy number: (276) 629-6332

Telephone number: (276) 629-6000

BASSETT DIRECT STORES, INC.

[Corporate Seal]	By:	/s/ Barry C. Safrit (SEAL)
	Name:	Barry C. Safrit
	Title:	Senior Vice President and Chief Financial Officer

	By:	/s/ Jay R. Hervey (SEAL)
	Name:	Jay R. Hervey
	Title:	Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Barry C. Safrit

Telecopy number: (276) 629-6332

Telephone number: (276) 629-6000

BASSETT DIRECT NC, LLC

By:	Bassett Direct Stores, Inc., its sole
Manager (SEAL)

	By:	/s/ Barry C. Safrit (SEAL)
	Name:	Barry C. Safrit
	Title:	Senior Vice President and Chief Financial Officer

	By:	/s/ Jay R. Hervey (SEAL)
	Name:	Jay R. Hervey
	Title:	Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Barry C. Safrit

Telecopy number: (276) 629-6332

Telephone number: (276) 629-6000

BASSETT DIRECT SC, LLC

By:	Bassett Direct Stores, Inc., its sole
Manager (SEAL)

	By:	/s/ Barry C. Safrit (SEAL)
	Name:	Barry C. Safrit
	Title:	Senior Vice President and Chief Financial Officer

	By:	/s/ Jay R. Hervey (SEAL)
	Name:	Jay R. Hervey
	Title:	Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Barry C. Safrit

Telecopy number: (276) 629-6332

Telephone number: (276) 629-6000

COMMITMENTS	BRANCH BANKING AND TRUST COMPANY, as an Issuing
$40,000,000	Bank, Swing Line Lender, Bank and an Agent
(Letter of Credit Commitment: $20,000,000)
	By:	/s/ J.H. Sorrells, III (SEAL)
J.H. Sorrells, III, Senior Vice President
TOTAL COMMITMENTS:
$40,000,000.00	Branch Banking and Trust Company 2120 Langhorne Road Lynchburg, Virginia 24501 Attention: J.H. Sorrells, III Telecopy number: (434) 847-3839 Telephone number: (434) 847-3868